EXHIBIT 2.1

EXECUTION COPY

AGREEMENT AND PLAN OF REORGANIZATION

dated as of February 25, 2014

by and among

SOUTHERN MISSOURI BANCORP, INC.,

PEOPLES SERVICE COMPANY

and

PEOPLES BANKING COMPANY

Table of Contents

Article I Certain Definitions		1

1.01	Certain Definitions	1

Article II The Merger		7

2.01	The Merger	7
2.02	Effective Date and Effective Time	8

Article III Consideration; Exchange Procedures		8

3.01	Merger Consideration	8
3.02	Rights as Stockholders; Stock Transfers	8
3.03	Fractional Shares	8
3.04	Exchange Procedures	9
3.05	Anti-Dilution Provisions	10
3.06	Withholding Right	10
3.07	Merger Consideration Adjustment.	10

Article IV Actions Pending the Effective Time		11

4.01	Forbearances of PSC	11
4.02	Forbearances of Buyer	15

Article V Representations and Warranties		16

5.01	Disclosure Schedules	16
5.02	Knowledge	16
5.03	Representations and Warranties of PSC	17
5.04	Representations and Warranties of Buyer	30

Article VI Covenants		40

6.01	Reasonable Best Efforts	40
6.02	Acquisition Proposals	40
6.03	Registration Statement	41
6.04	Press Releases	43
6.05	Access; Information	43
6.06	Takeover Laws	45
6.07	Stockholder Approvals	45
6.08	Regulatory Applications.	45
6.09	Indemnification.	46
6.10	Benefit Plans.	47
6.11	Notification of Certain Matters	48
6.12	Directors and Officers	48
6.13	Compliance with Laws	48
6.14	Assumption of TRUPs	48
6.15	Exchange Offer	49
6.16	Debt Repayment	49

6.17	Preparation of Offering Circular	49
6.18	PBC-Buyer Merger..	49

Article VII Conditions to Consummation of the Merger		50

7.01	Conditions to Each Party’s Obligation to Effect the Merger	50
7.02	Conditions to Obligation of PSC	51
7.03	Conditions to Obligation of Buyer	51

Article VIII Termination		52

8.01	Termination	52
8.02	Effect of Termination and Abandonment	53
8.03	Fees and Expenses	53

Article IX Miscellaneous		54

9.01	Survival	54
9.02	Waiver; Amendment	54
9.03	Assignment	54
9.04	Counterparts	54
9.05	Governing Law	54
9.06	Expenses	54
9.07	Notices	54
9.08	Entire Understanding; No Third Party Beneficiaries	55
9.09	Severability	55
9.10	Disclosures	56
9.11	Interpretation; Effect	56
9.12	Publicity	56
9.13	Relief for Breach; Specific Performance.	56

Exhibit A	Form of Stock Exchange Agreement

AGREEMENT AND PLAN OF REORGANIZATION, dated as of February 25, 2014, (this “Agreement”), by and among Peoples Service Company (“PSC”), Peoples Banking Company (“PBC”) and Southern Missouri Bancorp, Inc. (“Buyer”).

RECITALS

A.           PSC.  PSC is a Missouri corporation, having its principal place of business in Nixa, Missouri.

B.           PBC.  PBC is a Missouri corporation, having its principal place of business in Nixa, Missouri.

C.           Buyer.  Buyer is a Missouri corporation, having its principal place of business in Poplar Bluff, Missouri.

D.           Intentions of the Parties.  It is the intention of the parties to this Agreement that the business combination contemplated hereby be treated as a “reorganization” under Section 368 of the Internal Revenue Code of 1986 (the “Code”).

E.           Board Action.  The respective Boards of Directors of each of Buyer, PSC and PBC have determined that it is in the best interests of their respective companies and their stockholders to consummate the strategic business combination transaction provided for herein.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants, representations, warranties and agreements contained herein the parties agree as follows:

ARTICLE I
CERTAIN DEFINITIONS

1.01           Certain Definitions.  The following terms are used in this Agreement with the meanings set forth below:

“Acquisition Proposal” means any tender or exchange offer, proposal for a merger, consolidation or other business combination involving PSC or any of its Subsidiaries or any proposal or offer to acquire equity interests representing 20% or more of the voting power of, or at least 20% of the assets or deposits of, PSC or any of its Subsidiaries, other than the transactions contemplated by this Agreement.

“Aggregate Merger Consideration” means $22,916,399, subject to adjustment pursuant to Section 3.07.

“Agreement” has the meaning set forth in the preamble to this Agreement.

“Assumed Outstanding PSC Common Stock” has the meaning set forth in Section 5.03(b).

“Average Closing Price” means $33.13 (the average of the daily closing prices for the shares of Buyer Common Stock for the 20 consecutive full trading days on which such shares are actually traded on the NASDAQ (as reported by The Wall Street Journal or, if not reported thereby, any other authoritative source) ending at the close of trading on the trading day immediately preceding the date of the execution of this Agreement).

“Buyer” has the meaning set forth in the preamble to this Agreement.

“Buyer Bank” means Southern Bank, a state chartered trust company with banking powers under the laws of the State of Missouri.

“Buyer Board” means the Board of Directors of Buyer.

“Buyer Bylaws” means the Bylaws of Buyer.

“Buyer Common Stock” means the common stock, par value $.01 per share, of Buyer.

“Buyer Compensation and Benefit Plans” has the meaning set forth in Section 5.04(k)(i).

“Buyer Consultants” has the meaning set forth in Section 5.04 (k)(i).

“Buyer Directors” has the meaning set forth in Section 5.04(k)(i).

“Buyer Employees” has the meaning set forth in Section 5.04(k)(i).

“Buyer ERISA Affiliate” has the meaning set forth in Section 5.04(k)(iii).

“Buyer ERISA Affiliate Plan” has the meaning set forth in Section 5.04(k)(iii).

“Buyer Pension Plan” has the meaning set forth in Section 5.04(k)(ii).

“Buyer’s SEC Documents” has the meaning set forth in Section 5.04(g)(i).

“Code” has the meaning set forth in the Recitals to this Agreement.

“Continuing Employees” has the meaning set forth in Section 6.10(a).

“Costs” has the meaning set forth in Section 6.09(a).

“Director” means the Director of the Missouri Division of Finance.

“Disclosure Schedule” has the meaning set forth in Section 5.01.

“DOL” means the United States Department of Labor.

“Effective Date” has the meaning set forth in Section 2.02.

“Effective Time” means the effective time of the Merger, as provided for in Section 2.02.

“Effectiveness Date” has the meaning set forth in Section 6.03(a).

“Effectiveness Period” has the meaning set forth in Section 6.03(a).

“Environmental Laws” means all applicable local, state and federal environmental, health and safety laws and regulations, including, without limitation, the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation, and Liability Act, the Clean Water Act, the Federal Clean Air Act, and the Occupational Safety and Health Act, each as amended, regulations promulgated thereunder, and state counterparts.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

“Exchange Agent” means Registrar and Transfer Company, or such other Person mutually agreed upon by PSC and Buyer.

“Exchange Fund” has the meaning set forth in Section 3.04(a).

“Exchange Offer” means the offer and exchange of shares of PSC Common Stock to minority stockholders of PBC for their shares of PBC common stock, based on an exchange ratio of 0.618943382 shares of PSC Common Stock for each share of PBC common stock held by such minority stockholders.

“Exchange Ratio” has the meaning set forth in Section 3.01(b)(ii).

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System.

“Fee” has the meaning set forth in Section 8.03(a).

“FR Y-9SPs” has the meaning set forth in Section 5.03(g).

“GAAP” means United States generally accepted accounting principles as in effect from time to time, consistently applied.

“GBCLM” means the General and Business Corporation Law of Missouri, as amended.

“Governmental Authority” means any court, administrative agency or commission or other federal, state or local governmental authority or instrumentality.

“Indemnified Party” has the meaning set forth in Section 6.09(a).

“Insider Loans” means loans from Peoples Bank to Persons constituting “insiders” of PSC, PBC or Peoples Bank for purposes of Regulation O of the Federal Reserve Board, as in effect on the date of this Agreement.

“Intellectual Property” means all patents, patent rights, trademarks, trademark rights, trade name rights, domain names, domain name rights, service marks, service mark rights, copyrights and other proprietary intellectual property rights and computer programs (other than commercially available, off-the-shelf software) which are material to the conduct of the business of PSC and its Subsidiaries.

“Lien” means any charge, mortgage, pledge, security interest, restriction, claim, lien, or encumbrance.

“Material Adverse Effect” means, with respect to Buyer or PSC, any event, change, effect, development, state of facts, condition, circumstances or occurrence that, individually or in the aggregate, (i) is material and adverse to the financial position, results of operations or business of Buyer and its Subsidiaries taken as a whole or PSC and its Subsidiaries taken as a whole, respectively, or (ii) would materially impair the ability of either Buyer or PSC to perform its obligations under this Agreement or otherwise materially threaten or materially impede the consummation of the Merger and the other transactions contemplated by this Agreement; provided, that Material Adverse Effect shall not include the impact of (a) changes in tax, banking and similar laws of general applicability or interpretations thereof by courts or governmental authorities except to the extent that such changes have a disproportionate impact on Buyer or PSC, as the case may be, relative to the overall effects on the banking industry, (b) changes in GAAP or regulatory accounting requirements applicable to banks and their holding companies generally, except to the extent that such changes have a disproportionate impact on Buyer or PSC, as the case may be, relative to the overall effects on the banking industry, (c) changes in economic conditions affecting financial institutions generally, including changes in market interest rates, credit availability and liquidity, and price levels or trading volumes in securities markets except to the extent that such changes have a disproportionate impact on Buyer or PSC, as the case may be, relative to the overall effects on the banking industry, (d) any modifications or changes to valuation policies and practices in connection with the Merger in accordance with GAAP, (e) actions and omissions of Buyer or PSC taken with the prior written consent of the other in contemplation of the transactions contemplated hereby, (f) any outbreak or escalation of hostilities or war (whether or not declared) or any act of terrorism, or any earthquakes, hurricanes, tornados or other natural disasters, (g) failure of Buyer or PSC to meet any internal financial forecasts or any earnings projections (whether made by Buyer or PSC or any other Person), (h) the public disclosure of this Agreement and the impact thereof on relationships with customers or employees, or (i) the effects of compliance with this Agreement on the operating performance of the parties, including, expenses incurred by the parties in consummating the transactions contemplated by this Agreement.

“Measurement Date” has the meaning set forth in Section 3.07(a).

“Merger” has the meaning set forth in Section 2.01(a).

“Merger Consideration” means the number of whole shares of Buyer Common Stock, plus cash in lieu of any fractional share interest, and the amount of cash into which shares of PSC Common Stock shall be converted, pursuant to the provisions of Article III.

“MSOS” means the State Corporation Commission of the State of Missouri.

“NASDAQ” means as The NASDAQ Stock Market, Inc.’s Global Market.

“New Certificate” has the meaning set forth in Section 3.04(a).

“Non-Participating PBC Minority Stockholders” has the meaning set forth in Section 6.18.

“Offering Circular” has the meaning set forth in Section 5.03(dd).

“Old Uncertificated Shares” has the meaning set forth in Section 3.04(a).

“Old Certificate” has the meaning set forth in Section 3.04(a).

“Outstanding PSC Common Stock” means the number of shares of PSC Common Stock issued and outstanding immediately prior to the Effective Time.

“PBC-Buyer Merger” has the meaning set forth in Section 6.18.

“PBGC” means the Pension Benefit Guaranty Corporation.

“Peoples Bank” means Peoples Bank of the Ozarks, a commercial bank chartered under the laws of the State of Missouri and a wholly owned direct subsidiary of PBC.

“Per Share Cash Consideration” has the meaning set forth in Section 3.01(b)(i).

“Person” means any individual, bank, corporation, limited liability company, partnership, association, joint-stock company, business trust or unincorporated organization.

“Previously Disclosed” by a party shall mean information set forth in its Disclosure Schedule or in its SEC Documents.

“PSC” has the meaning set forth in the preamble to this Agreement.

“PSC Articles” means the Articles of Incorporation of PSC, as amended.

“PSC Audited Financial Statements” has the meaning set forth in Section 5.03(g).

“PSC Board” means the Board of Directors of PSC.

“PSC Bylaws” means the Bylaws of PSC.

“PSC’s Capital” has the meaning set forth in Section 3.07(a).

“PSC Common Stock” means the common stock, par value $0.01 per share, of PSC.

“PSC Compensation and Benefit Plans” has the meaning set forth in Section 5.03(m)(i).

“PSC Consultants” has the meaning set forth in Section 5.03(m)(i).

“PSC Contracts” has the meaning set forth in Section 5.03(k).

“PSC Directors” has the meaning set forth in Section 5.03(m)(i).

“PSC Employees” has the meaning set forth in Section 5.03(m)(i).

“PSC ERISA Affiliate” has the meaning set forth in Section 5.03(m)(iii).

“PSC ERISA Affiliate Plan” has the meaning set forth in Section 5.03(m)(iii).

“PSC Pension Plan” has the meaning set forth in Section 5.03(m)(ii).

“PSC Meeting” has the meaning set forth in Section 6.07.

“PSC Written Consent” has the meaning set forth in Section 6.07.

“Registrable Securities” has the meaning set forth in Section 6.03(a).

“Registration Statement” has the meaning set forth in Section 6.03(a).

“Regulatory Authorities” has the meaning set forth in Section 5.03(i).

“Regulatory Communication” has the meaning set forth in Section 6.08(a).

“Rights” means, with respect to any Person, securities, agreements, plans (including any employee stock purchase plans, dividend reinvestment plans or other equity plans) or obligations convertible into or exercisable or exchangeable for, or giving any Person any right to subscribe for or acquire, or any options, calls or commitments relating to, or any stock appreciation right or other instrument the value of which is determined in whole or in part by reference to the market price or value of, shares of capital stock of such Person.

“SEC” means the Securities and Exchange Commission.

“SEC Documents” means any registration statement, prospectus, report, schedule and definitive proxy statement and other documents filed with or furnished to the SEC by Buyer pursuant to the Securities Act or Exchange Act.

“Secretary of State” means the Secretary of State of the State of Missouri.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations thereunder.

“Stock Exchange Agreement” means the Stock Exchange Agreement, the form of which is attached hereto as Exhibit A, to be entered into by PSC and the minority stockholders of PBC in order to effect the Exchange Offer.

“Subsidiary” and “Significant Subsidiary” have the meanings ascribed to them in Section 210.1-(2)(w) of Regulation S-X of the SEC.

“Superior Proposal” has the meaning set forth in Section 8.01(g).

“Surviving Corporation” has the meaning set forth in Section 2.01(a).

“Takeover Laws” has the meaning set forth in Section 5.03(o).

“Tax” and “Taxes” means all federal, state, local or foreign taxes, charges, fees, levies or other assessments, however denominated, including, without limitation, all net income, gross income, gains, gross receipts, sales, use, ad valorem, goods and services, capital, production, transfer, franchise, windfall profits, license, withholding, payroll, employment, disability, employer health, excise, estimated, severance, stamp, occupation, property, environmental, unemployment or other taxes, custom duties, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any taxing authority.

“Tax Returns” means any return, amended return or other report (including elections, declarations, disclosures, schedules, estimates and information returns) required to be filed with respect to any Tax.

“Transaction Expenses” means the fees, expenses and costs (i) of accountants, financial advisors, counsel and other advisors incurred by PSC and PBC in connection with the Merger, the Exchange Offer and the transactions contemplated thereby, (ii) of a financial printer, including the printing and mailing of the Offering Circular, and (iii) for the retention payments of $150,000 and any change of control payments to PSC’s or any of its Subsidiaries employees in connection with the Merger as Previously Disclosed.

ARTICLE II
THE MERGER

2.01           The Merger.

(a)           Subject to the terms and conditions hereinafter set forth, at the Effective Time, PSC shall merge with and into Buyer (the “Merger”), the separate corporate existence of PSC shall cease and Buyer shall survive and continue to exist as a Missouri corporation (Buyer, as the surviving corporation in the Merger, sometimes being referred to herein as the “Surviving Corporation”). Buyer may at any time prior to the Effective Time change the method of effecting the combination with PSC (including, without limitation, the provisions of this Article II) if and to the extent it deems such change to be necessary, appropriate or desirable; provided, that no such change shall i) alter or change the amount or kind of Merger Consideration, or the relative proportions of cash and Buyer Common Stock included therein, orii) materially impede or delay consummation of the transactions contemplated by this Agreement; and provided further, that Buyer shall provide PSC prior written notice of such change and the reasons therefor.

(b)           Subject to the satisfaction or waiver of the conditions set forth in Article VII, the Merger shall become effective upon iii)  (A) the filing with the Secretary of State articles of merger in accordance with Section 351.430 of the GBCLM, and issuance by the Secretary of State of a certificate of merger relating to the Merger, or iv)  such later date and time as may be set forth in such articles of merger.  The Merger shall have the effects prescribed in the GBCLM.

(c)           The Articles of Incorporation of Buyer, as in effect immediately prior to the Effective Time, shall be the Articles of Incorporation of the Surviving Corporation until thereafter amended in accordance with applicable law.

2.02           Effective Date and Effective Time.  Subject to the satisfaction or waiver of the conditions set forth in Article VII, the parties shall cause the effective date of the Merger (the “Effective Date”) to occur on (i) the fifth business day to occur after the last of the conditions set forth in Article VII shall have been satisfied or waived in accordance with the terms of this Agreement, other than those conditions that by their nature are to be satisfied at the closing of the Merger (or, at the election of Buyer, on the last business day of the month in which such fifth business day occurs), or (ii) such other date to which the parties may agree in writing.  The time on the Effective Date when the Merger shall become effective is referred to as the “Effective Time.”

ARTICLE III
CONSIDERATION; EXCHANGE PROCEDURES

3.01           Merger Consideration.  Subject to the provisions of this Agreement, at the Effective Time, automatically by virtue of the Merger and without any action on the part of any Person:

(a)           Outstanding Buyer Stock.  Each share of Buyer Common Stock issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding and unaffected by the Merger.

(b)           Merger Consideration.  Subject to Sections 3.03, 3.05, and 3.07, each share of PSC Common Stock issued and outstanding immediately prior to the Effective Time shall be converted into, and shall be canceled in exchange for, the right to receive:

(i)          Per Share Cash Consideration:  A cash amount equal to the quotient of (1) 50% of the Aggregate Merger Consideration, divided by (2) the number of shares of Assumed Outstanding PSC Common Stock (the “Per Share Cash Consideration”); and

(ii)           Per Share Stock Consideration:  0.3289 shares of Buyer Common Stock equal to the quotient of (1) the Per Share Cash Consideration, divided by (2) the Average Closing Price.

3.02           Rights as Stockholders; Stock Transfers. At the Effective Time, holders of PSC Common Stock shall cease to be, and shall have no rights as, stockholders of PSC, other than to receive the Merger Consideration and any dividend or other distribution with respect to such PSC Common Stock with a record date occurring prior to the Effective Time.  After the Effective Time, there shall be no transfers on the stock transfer books of PSC or the Surviving Corporation of shares of PSC Common Stock.

3.03           Fractional Shares. Notwithstanding any other provision hereof, no fractional shares of Buyer Common Stock and no certificates or scrip therefore, or other evidence of ownership thereof, will be issued in the Merger; instead, Buyer shall pay to each holder of PSC Common Stock who would otherwise be entitled to a fractional share of Buyer Common Stock

(after taking into account all Old Certificates registered in the name of such holder) an amount in cash (without interest) determined by multiplying such fraction by the Average Closing Price.

3.04           Exchange Procedures.

(a)           At or prior to the Effective Time, Buyer shall deposit, or shall cause to be deposited, with the Exchange Agent, for the benefit of the holders of certificates that represented shares of PSC Common Stock immediately prior to the Effective Time (“Old Certificates”) and holders of shares of PSC Common Stock that were in uncertificated form immediately prior to the Effective Time (“Old Uncertificated Shares”) for exchange in accordance with this Article III, v) certificates representing shares of Buyer Common Stock or, at the option of Buyer in its sole discretion, non-certificated shares of Buyer Common Stock (collectively, “New Certificates”) and vi) an amount of cash necessary for payments required by Sections 3.01(b)(i) and 3.03, and as may be adjusted pursuant to Section 3.07 (the “Exchange Fund”).  The Exchange Fund will be distributed in accordance with the Exchange Agent’s normal and customary procedures established in connection with merger transactions.

(b)           As soon as practicable after the Effective Time, and in no event later than five business days thereafter, the Exchange Agent shall mail to each holder of record of one or more Old Certificates or Old Uncertificated Shares a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Old Certificates shall pass, only upon delivery of the Old Certificates or Old Uncertificated Shares to the Exchange Agent) and instructions for use in effecting the surrender of the Old Certificates in exchange for the Merger Consideration. Upon proper surrender of Old Certificates or Old Uncertificated Shares for exchange and cancellation to the Exchange Agent, together with such properly completed letter of transmittal, duly executed, the holder of such Old Certificates or Old Uncertificated Shares shall be entitled to receive in exchange therefor, promptly after the Effective Time, the Merger Consideration, and the Old Certificates or Old Uncertificated Shares so surrendered shall forthwith be cancelled. Until surrendered as contemplated by this Section 3.04(b), each Old Certificate or Old Uncertificated Shares shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration.

(c)           Neither the Exchange Agent nor any party hereto shall be liable to any former holder of PSC Common Stock for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

(d)           No dividends or other distributions with respect to Buyer Common Stock with a record date occurring after the Effective Time shall be paid to the holder of any unsurrendered Old Certificate or Old Uncertificated Shares representing shares of PSC Common Stock converted in the Merger into the right to receive shares of such Buyer Common Stock until the holder thereof shall be entitled to receive New Certificates in exchange therefor in accordance with the procedures set forth in this Section 3.04.  After becoming so entitled in accordance with this Section 3.04, the record holder thereof also shall be entitled to receive any such dividends or other distributions by the Exchange Agent, without any interest thereon, which theretofore had become payable with respect to shares of Buyer Common Stock such holder had the right to receive upon surrender of the Old Certificates or Old Uncertificated Shares.

(e)           Any portion of the Exchange Fund that remains unclaimed by the stockholders of PSC on the business day after the six month anniversary of the Effective Date shall be paid to Buyer.  Any stockholders of PSC who have not theretofore complied with this Article III shall thereafter look only to Buyer for payment of the Merger Consideration, cash in lieu of any fractional shares and unpaid dividends and distributions on Buyer Common Stock deliverable in respect of each share of PSC Common Stock such stockholder holds as determined pursuant to this Agreement, in each case, without any interest thereon.

(f)          Each New Certificate (or book-entry recordation, to the extent Buyer elects pursuant to Section 3.04(a) to issue non-certificated shares) shall contain thereon the following (or a substantially similar) legend:

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE AND MAY NOT BE TRANSFERRED, SOLD OR OTHERWISE DISPOSED OF EXCEPT WHILE A REGISTRATION STATEMENT RELATING THERETO IS IN EFECT UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS OR PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER SUCH ACT OR SUCH LAWS.

3.05           Anti-Dilution Provisions.  In the event Buyer changes (or establishes a record date for changing) the number of shares of Buyer Common Stock issued and outstanding prior to the Effective Date as a result of a stock split, reverse stock split, stock dividend, reorganization, recapitalization or similar transaction with respect to the outstanding Buyer Common Stock and the record date therefor shall be prior to the Effective Date, or shall establish a record date prior to the Effective Date with respect to any dividend or other distribution in respect of the Buyer Common Stock other than a cash dividend consistent with past practice, the Exchange Ratio shall be proportionately adjusted to provide the holders of PSC Common Stock the same economic effect as contemplated by this Agreement prior to such event.

3.06           Withholding Right.  Buyer or the Exchange Agent, as the case may be, will be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any Person such amounts, if any, as it is required to deduct and withhold with respect to the making of such payment under the Code or any provision of state, local or foreign Tax law. To the extent that amounts are so withheld and remitted to the appropriate Governmental Authority by or on behalf of Buyer or the Exchange Agent, as the case may be, such amounts withheld will be treated for all purposes of this Agreement as having been paid to such Person in respect of which such deduction and withholding was made by Buyer or the Exchange Agent, as the case may be.

3.07           Merger Consideration Adjustment.

(a)           If PSC’s Capital as of the close of business on the last business day of the month immediately preceding the Effective Date (the “Measurement Date”) is less than or greater than $19.0 million, then in either instance the Aggregate Merger Consideration shall be adjusted up or down, as appropriate, on a dollar-for-dollar basis by the difference between PSC’s Capital on the Measurement Date and $19.0 million.  For purposes of this Agreement, “PSC’s Capital” means the consolidated equity capital of PSC determined in accordance with GAAP (including the after-tax cost of the accrual of the Transaction Expenses), excluding the after-tax cost of (1) any realized or unrealized gains or losses in PSC’s or any Subsidiary’s securities portfolio which occur after December 31, 2013; (2) any write down or loss equal to or less than the corresponding amount for a specific Peoples Bank loan or real estate owned property in the analysis set forth in Section 3.07(a) of Buyer’s Disclosure Schedule; and (3) any early termination fees related to vendor contracts of PSC or any Subsidiary triggered as a result of the Merger.

(b)           PSC shall, within five business days after the Measurement Date, provide Buyer with a calculation of PSC’s Capital as contemplated by Section 3.07(a). If Buyer disagrees with such calculation of PSC’s Capital, then PSC and Buyer shall attempt to resolve any such disagreement. If PSC and Buyer cannot resolve any such disagreement within ten (10) business days after Buyer has informed PSC of such disagreement, then an independent accounting firm mutually agreed to by PSC and Buyer shall resolve any such disagreement which resolution, in the absence of any mathematical error, shall be final and binding upon PSC and Buyer.

ARTICLE IV
ACTIONS PENDING THE EFFECTIVE TIME

4.01           Forbearances of PSC. From the date hereof until the Effective Time, except as expressly contemplated by this Agreement or Previously Disclosed, without the prior written consent of Buyer (which consent shall not be unreasonably withheld, delayed or conditioned), PSC will not, and will cause each of its Subsidiaries not to:

(a)           Ordinary Course.  Conduct the business of PSC and its Subsidiaries other than in the ordinary and usual course, fail to use reasonable efforts to preserve intact their business organizations and assets and maintain their rights, franchises and existing relations with customers, suppliers, employees and business associates or take any action reasonably likely to impair PSC’s ability to perform any of its obligations under this Agreement.

(b)           Capital Stock.  vii) Issue, sell or otherwise permit to become outstanding, or authorize the creation of, any additional shares of PSC Common Stock or any Rights, viii) enter into any agreement with respect to the foregoing, or ix) permit any additional shares of PSC Common Stock to become subject to grants of employee or director stock options, other Rights or similar stock-based employee rights other than, with respect to (i) and (ii) above, shares of PSC Common Stock to be issued in the Exchange Offer.

(c)           Dividends, Etc.  x) Except as set forth in Section 4.01(c) of PSC’s Disclosure Schedule, make, declare, pay or set aside for payment any dividend on or in respect of, or declare or make any distribution on any shares of PSC Common Stock or xi) directly or indirectly adjust, split, combine, redeem, reclassify, purchase or otherwise acquire, any shares of its capital stock, other ownership interests, or Rights.

(d)           Compensation; Employment Agreements; Etc.  xii) Enter into or amend,  renew or terminate any employment, consulting, compensation, severance or similar agreements or arrangements with any director, officer or employee of, or independent contractor with respect to, PSC or its Subsidiaries, or xiii) grant any salary or wage increase or increase any employee benefit, except (A) PBC and Peoples Bank may award normal individual increases in compensation to employees in the ordinary course of business consistent with past practice, (B) PBC and Peoples Bank may make individual cash bonus awards in the ordinary course of business consistent with past practice, and (C) PBC will establish and accrue for prior to the Effective Time, a retention bonus pool not to exceed $150,000 in the aggregate that will be dedicated to certain employees of PBC and/or Peoples Bank designated by officers of PBC for purposes of retaining such employees prior to and after the Effective Time; provided that, with respect to executive officers of PBC and Peoples Bank, any increase in compensation contemplated by Section 4.01(d)(ii)(A) and any individual cash bonus award contemplated by Section 4.01(d)(ii)(B) will not exceed the amounts set forth in Section 4.01(d)(ii) of PSC’s Disclosure Schedule.

(e)           Benefit Plans.  Enter into, establish, adopt,  amend or terminate (except xiv) as may be required by applicable law or xv) to satisfy Previously Disclosed contractual obligations existing as of the date hereof) any pension, retirement, stock option, stock purchase, savings, profit sharing, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement (or similar arrangement) related thereto, in respect of any director, officer or employee of PSC or its Subsidiaries, or take any action to accelerate the vesting or exercisability of stock options, restricted stock or other compensation or benefits payable thereunder.

(f)           Dispositions.  Sell, transfer, mortgage, lease, encumber or otherwise dispose of or discontinue any of its assets, deposits, business or properties or Intellectual Properties except in the ordinary course of business consistent with past practice and in a transaction that is not material to PSC and its Subsidiaries taken as a whole.

(g)           Acquisitions.  Acquire (other than by way of foreclosures or acquisitions of control in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary and usual course of business consistent with past practice) all or any portion of, the assets, business, deposits or properties of any other entity.

(h)           Governing Documents.  Amend the PSC Articles, PSC Bylaws or the articles of incorporation or bylaws (or similar governing documents) of any of PSC’s Subsidiaries.

(i)           Accounting Methods.  Implement or adopt any change in its accounting principles, practices or methods, other than as may be required by GAAP or regulatory accounting principles.

(j)           Contracts.  Except in the ordinary course of business consistent with past practice, enter into or terminate any material contract or amend or modify any of its existing material contracts in a manner that is material to PSC and its Subsidiaries taken as a whole.

(k)           Claims.  Except in the ordinary course of business consistent with past practice, settle any claim, action or proceeding, except for any claim, action or proceeding that does not involve precedent for other material claims, actions or proceedings and that involve solely money damages in an amount, individually or in the aggregate for all such settlements, that is not material to PSC and its Subsidiaries, taken as a whole.

(l)           Adverse Actions.  xvi) Take any action while knowing that such action would, or is reasonably likely to, prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368 of the Code; or xvii) knowingly take any action that is intended or is reasonably likely to result in (1) any of the conditions to the Merger set forth in Article VII not being satisfied or (2) a material violation of any provision of this Agreement except, in each case, as may be required by applicable law or regulation.

(m)           Risk Management.  Except as required by applicable law or regulation, or by formal or informal agreements entered into with banking regulators, xviii) implement or adopt any material change in its interest rate and other risk management policies, procedures or practices, xix) fail to materially follow its existing policies or practices with respect to managing its exposure to interest rate and other risk, or xx) fail to use commercially reasonable means to avoid any material increase in its aggregate exposure to interest rate risk.

(n)           Indebtedness.  Except as set forth in Section 4.01(n) of PSC’s Disclosure Schedule, incur any indebtedness for borrowed money other than advances, repurchase agreements and other borrowings from  the Federal Home Loan Bank of Des Moines and the Federal Reserve Bank of St. Louis in the ordinary course of business with a term not in excess of one year; or incur, assume or become subject to, whether directly or indirectly or by way of any guarantee or otherwise, any obligations or liabilities (absolute, accrued, contingent or otherwise) of any other Person, other than the issuance of letters of credit in the ordinary course of business and in accordance with the restrictions set forth in Section 4.01(u).

(o)           Leases or Licenses.  Enter into, modify, amend or renew any lease or license relating to real or personal property or Intellectual Property other than in the ordinary course of business consistent with past practice and involving an aggregate amount not in excess of $25,000; or permit to lapse its rights in any Intellectual Property.

(p)           Loans, Loan Participations and Servicing Rights.  Sell or acquire, whether or not in the ordinary course of business, any loans (excluding residential mortgage loans originated for resale in the ordinary course of business), any loan participations or servicing rights.

(q)           Foreclose.  Foreclose upon or otherwise take title to or possession or control of any real property without first obtaining a phase one environmental report thereon; provided, however, that Peoples Bank shall not be required to obtain such a report with respect to one-to four-family, non-agricultural residential property of five acres or less to be foreclosed upon unless it has reason to believe that such property might be in violation of or require remediation under Environmental Laws.

(r)           Deposit Taking and Other Bank Activities.  In the case of Peoples Bank (i) voluntarily make any material changes in or to its deposit mix; (ii) increase or decrease the rate of interest paid on time deposits or on certificates of deposit, except in a manner and pursuant to policies consistent with past practice and competitive factors in the marketplace; (iii) incur any liability or obligation relating to retail banking and branch merchandising, marketing and advertising activities and initiatives except in the ordinary course of business consistent with past practice; (iv) open any new branch or deposit taking facility; or (v) close or relocate any existing branch or other facility.

(s)           Investments.  Enter into any securities transactions for its own account (but maturity of an investment security is not a securities transaction) or purchase or otherwise acquire any investment security for its own account for any amount in excess of $500,000, and in no event shall any such investment be in anything other than non-callable investment securities with a “AA” rating or better with a projected average life of less than one year in the ordinary course of business consistent with past practice; enter into or acquire any derivatives contract or structured note; enter into any new, or modify, amend or extend the terms of any existing contracts relating to the purchase or sale of financial or other futures, or any put or call option relating to cash, securities or commodities or any interest rate swap agreements or other agreements relating to the hedging of interest rate risk; provided, however, that, notwithstanding any other provision of this Agreement, Peoples Bank may acquire investment securities for its own account in the event that (A) Peoples Bank has delivered to Buyer (to the following designated representatives of Buyer: Greg Steffens, President of Buyer Bank and Matt Funke, Chief Financial Officer of Buyer Bank), a notice of Peoples Bank’s intention to purchase such investment security and such additional information as Buyer may reasonably require (subject to legal privacy restrictions) and (B) Buyer shall not have delivered to Peoples Bank (to the following designated representatives of Peoples Bank:  Jim Huff, President and Chief Executive Officer of Peoples Bank), a written objection to the purchase of such investment security within two business days following Peoples Bank’s notice of intention with respect thereto.

(t)           Capital Expenditures.  Purchase or lease fixed assets where the amount paid or committed thereof is in excess of $20,000 individually or $50,000 in the aggregate, except for amounts Previously Disclosed or for emergency repairs or replacements.

(u)           Lending.  (i) Make any changes in its policies concerning loan underwriting, or which Persons may approve loans, or fail to comply with such policies as Previously Disclosed; (ii) release collateral or the personal liability of any borrower or guarantor under any loan or line of credit; or (iii) make or commit to make any new loan, issue or commit to issue any new letter of credit, make any new or additional discretionary advance under any existing loan or line of credit, or restructure any existing loan or line of credit, in excess of $500,000 with respect to a loan or line of credit secured by a first lien on real property or in excess of $250,000 for any other type of loan or line of credit; provided, however, that, notwithstanding any other provision of this Agreement, Peoples Bank may make or commit to make any new loan, issue or commit to issue any new letter of credit, make any new or additional discretionary advance under any existing loan or line of credit, or restructure any existing loan or line of credit in the event that (A) Peoples Bank has delivered to Buyer (to the attention of the following designated representatives of Buyer: Greg Steffens, President of Buyer Bank, William Hribovsek, Chief Lending Officer of Buyer Bank, Lora Daves, Chief

Credit Officer of the Bank and Justin Cox, Community Bank President, Springfield), a notice of Peoples Bank’s intention to make such loan, letter of credit, advance or restructuring and such additional information as Buyer may reasonably require (subject to legal privacy restrictions) and (B) Buyer shall not have delivered to Peoples Bank (to the following designated representatives of Peoples Bank:  Jim Huff, President and Chief Executive Officer of Peoples Bank), a written objection to such loan, letter of credit, advance or restructuring by giving notice of such objection within two business days following Peoples Bank’s notice of intention with respect thereto.

(v)           Joint Ventures and Real Estate Development Operations.  Engage in any new joint venture, partnership or similar activity; make any new or additional investment in any existing joint venture or partnership, or engage in any real estate development or construction activity (other than by way of foreclosures or acquisitions of control in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary and usual course of business consistent with past practice).

(w)           Liens.  Subject any of its assets or properties to any Lien (other than the pledge of assets to secure public deposits and in connection with securing advances, repurchase agreements and other borrowings in the ordinary course of business).

(x)           Charitable Contributions.  Make any charitable or similar contributions except in amounts not to exceed $1,000 individually, and $5,000 in the aggregate.

(y)           Certain Changes.  Except as required by GAAP, regulatory accounting principles or by a Regulatory Authority, make a change in policy with respect to loan loss reserves and charge offs, asset/liability management or any other material matter.

(z)           New Lines of Business.  Develop, market or implement any new lines of business, except as required by law, rule or regulation.

(aa)           Commitments.  Agree or commit to do any of the foregoing.

4.02           Forbearances of Buyer

. From the date hereof until the Effective Time, except as expressly contemplated by this Agreement, without the prior written consent of PSC (which consent shall not be unreasonably withheld, delayed or conditioned), Buyer will not, and will cause each of its Subsidiaries not to:

(a)           Ordinary Course.  Fail to use reasonable efforts to preserve intact their business organizations and assets and maintain their rights, franchises and existing relations with customers, suppliers, employees and business associates, or take any action reasonably likely to impair Buyer’s ability to perform any of its obligations under this Agreement.

(b)           Dividends.  Make, declare, pay or set aside for payment any extraordinary dividend.

(c)           Adverse Actions.  xxi) Take any action that would, or is reasonably likely to, prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368 of the Code; or xxii) knowingly take any action that is intended or is reasonably likely to result in (1) any of the conditions to the Merger set forth in Article VII not being satisfied or (2) a material violation of any provision of this Agreement except, in each case, as may be required by applicable law or regulation.

(d)           Transactions Involving Buyer.  Enter into any agreement, arrangement or understanding with respect to the merger, acquisition, consolidation, share exchange or similar business combination involving Buyer and/or a Buyer Subsidiary, where the effect of such agreement, arrangement or understanding, or the consummation or effectuation thereof, would be reasonably likely to or does result in the termination of this Agreement, materially delay or jeopardize the receipt of the approval of any Regulatory Authority or the filing of an application therefor, or cause the anticipated tax treatment of the transactions contemplated hereby to be unavailable; provided, that nothing herein shall prohibit any such transaction that by its terms contemplates the consummation of the Merger in accordance with the provisions of this Agreement and which treats holders of PSC Common Stock, upon completion of the Merger and their receipt of Buyer Common Stock, in the same manner as the holders of Buyer Common Stock.

(e)           Governing Documents.  Amend its articles of incorporation or bylaws in a manner that would materially and adversely affect the benefits of the Merger to the stockholders of PSC.

(f)           Commitments.  Agree or commit to do any of the foregoing.

ARTICLE V
REPRESENTATIONS AND WARRANTIES

5.01           Disclosure Schedules. On or prior to the date hereof, Buyer has delivered to PSC a schedule and PSC has delivered to Buyer a schedule (respectively, its “Disclosure Schedule”) setting forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in Section 5.03 or 5.04 or to one or more of its covenants contained in Article IV; provided, that (a) no such item is required to be set forth in a Disclosure Schedule as an exception to a representation or warranty if its absence would not be reasonably likely to result in the related representation or warranty being deemed untrue or incorrect under the standards set forth in Section 7.02(a) or 7.03(a), as the case may be, and (b) the mere inclusion of an item in a Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by a party that such item represents a material exception or fact, event or circumstance or that such item is reasonably likely to result in a Material Adverse Effect on the party making the representation.  All of PSC’s and Buyer’s representations, warranties and covenants contained in this Agreement are qualified by reference to its respective Disclosure Schedule and none thereof shall be deemed to be untrue or breached as a result of effects arising solely from actions taken in compliance with a written request of the other party.

5.02           Knowledge. For purposes of this Agreement, “knowledge” shall mean facts and other information which as of the date hereof the chairman of the board, chief executive officer, president, executive vice president, chief financial officer, chief operating officer or chief credit officer (or any officer equal to or superior to any of the foregoing) of Buyer or PSC, as the case may be, actually knows.

5.03           Representations and Warranties of PSC. Subject to Sections 5.01 and 5.02 and except as Previously Disclosed, PSC hereby represents and warrants to Buyer:

(a)           Organization and Standing.

(i)           PSC is a corporation duly organized, validly existing and in good standing under the laws of the State of Missouri. PSC is duly qualified to do business and is in good standing in the states of the United States and any foreign jurisdictions where its ownership or leasing of property or assets or the conduct of its business requires it to be so qualified, except where the failure to be so qualified would not have a Material Adverse Effect on PSC.  PSC is a registered bank holding company with the Federal Reserve Board.

(ii)           PBC is a corporation duly organized, validly existing and in good standing under the laws of the State of Missouri. PBC is duly qualified to do business and is in good standing in the states of the United States and any foreign jurisdictions where its ownership or leasing of property or assets or the conduct of its business requires it to be so qualified, except where the failure to be so qualified would not have a Material Adverse Effect on PSC. PBC is a registered bank holding company with the Federal Reserve Board.

(b)           Capitalization.  As of the date hereof, the authorized capital stock of PSC consists of 3,000,000 shares of PSC Common Stock, of which as of the date hereof, 808,790 shares are issued and outstanding.  Assuming all minority stockholders of PBC exchange their shares of PBC common stock for shares of PSC Common Stock, upon consummation of the Exchange Offer, 1,051,677 shares of PSC common stock will be issued and outstanding (“Assumed Outstanding PSC Common Stock”).  Other than the issuance of shares of PSC Common Stock in the Exchange Offer, as of the date hereof, PSC does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of PSC Common Stock or any other equity securities of PSC or any of its Subsidiaries or any securities representing the right to purchase or otherwise receive any shares of PSC Common Stock or other equity securities of PSC or any of its Subsidiaries. The outstanding shares of PSC Common Stock have been, and the shares of PSC Common Stock to be issued to the minority stockholders of PBC upon consummation of the Exchange Offer will be when issued, duly authorized and validly issued and outstanding, fully paid and nonassessable, and, except as Previously Disclosed, subject to no preemptive rights (and were not, and will not be, issued in violation of any preemptive rights).

(c)           Subsidiaries.  xxiii) PSC has Previously Disclosed a list of all of its Subsidiaries (which includes PBC) together with the jurisdiction of organization of each such Subsidiary. As of the date hereof, (A) the authorized capital stock of PBC consists of 3,000,000 shares of common stock, of which 2,000,000 shares are issued and outstanding, (B) PSC owns 1,607,578 shares of the common stock of PBC, or 80.4% of the issued and outstanding shares of the common stock of PBC, (C) PBC owns, directly or indirectly, all the issued and outstanding equity securities of each of its Subsidiaries, or, in the case of Peoples Banking Capital Trust I, all of the outstanding common securities, (D) no equity securities of any of its Subsidiaries are or may become required to be issued (other than to it or its wholly-owned Subsidiaries) by reason of any Right or otherwise, (E) there are no contracts, commitments, understandings or arrangements by which any of such Subsidiaries is or may be bound to sell or otherwise transfer any equity securities of any such Subsidiaries (other than to it or its wholly-owned Subsidiaries), (F) there are no contracts, commitments, understandings, or arrangements relating to its rights to vote or to dispose of such securities and (G) all the equity securities of each Subsidiary held by PSC or its Subsidiaries are fully paid and nonassessable and are owned by PSC or its Subsidiaries free and clear of any Liens.

(ii)           PSC has Previously Disclosed a list of all equity securities, or similar interests of any Person or any interest in a partnership or joint venture of any kind, other than its Subsidiaries, that it beneficially owns, directly or indirectly, as of the date hereof.

(iii)           Each of PSC’s Subsidiaries has been duly organized and is validly existing in good standing under the laws of the jurisdiction of its organization, and is duly qualified to do business and in good standing in the jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified, except where the failure to be so qualified would not have a Material Adverse Effect on PSC.

(d)           Corporate Power.  Each of PSC and its Subsidiaries has the  power and authority to carry on its business as it is now being conducted and to own all its properties and assets; and each of PSC and PBC has the corporate power and authority to execute, deliver and perform its obligations under this Agreement and, subject to receipt of approval of this Agreement by the stockholders of PSC, to consummate the transactions contemplated hereby.

(e)           Corporate Authority.  Subject to receipt by PSC of the requisite approval of this Agreement by the holders of more than two-thirds of the outstanding shares of PSC Common Stock entitled to vote thereon (which is the only approval of PSC stockholders required thereon), the execution and delivery of this Agreement and the transactions contemplated hereby have been authorized by all necessary corporate action of PSC and the PSC Board and PBC and the board of directors of PBC.  Assuming due authorization, execution and delivery by Buyer, this Agreement is a valid and legally binding obligation of each of  PSC and PBC, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles).

(f)           Consents and Approvals; No Defaults.

(i)           No consents or approvals of, or filings or registrations with, any Governmental Authority or with any third party are required to be made or obtained by PSC or any of its Subsidiaries in connection with the execution, delivery or performance by PSC of this Agreement or to consummate the Merger except for (A) filings of applications or notices with federal and state banking and insurance authorities; (B) the filing of articles of merger with the Secretary of State pursuant to the GBCLM and the issuance of a certificate of merger in connection with the Merger; (C) the filing of a Form D with the SEC and such other filings, if any, as may be required to be made with state securities authorities, as applicable, in connection with the Exchange Offer and (D) such other consents, approvals, filings or registrations which if not obtained or made would not reasonably be expected to result in Material Adverse Effect.  As of the date hereof, PSC is not aware of any reason why the approvals set forth in Section 7.01(b) will not be received without the imposition of a condition, restriction or requirement of the type described in Section 7.01(b).

(ii)           Subject to receipt of the regulatory approvals referred to in the preceding paragraph, and expiration of related waiting periods, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby do not and will not (A)  constitute a breach or violation of, or a default under, or give rise to any Lien, any acceleration of remedies or any right of termination under, any law, rule or regulation or any judgment, decree, order, governmental permit or license, or any agreement, indenture or instrument of PSC or of any of its Subsidiaries or to which PSC or any of its Subsidiaries or properties is subject or bound, (B) constitute a breach or violation of, or a default under, the PSC Articles or the PSC Bylaws or the articles of incorporation or bylaws (or equivalent documents) of any Subsidiary of PSC, or (C) require any consent or approval under any such law, rule, regulation, judgment, decree, order, governmental permit or license or any agreement, indenture or instrument, except with respect to clauses (A) and (C), for such violations, conflicts, breaches or defaults which either individually or in the aggregate would not have a Material Adverse Effect.

(g)           Financial Reports; Absence of Certain Changes or Events.

(i)           PSC has made available to Buyer copies of the audited consolidated financial statements of PSC as of and for the years ended December 31, 2012 and December 31, 2011 (the “PSC Audited Financial Statements”) and the FR Y-9SP of each of PSC and PBC as of December 31, 2013 (the “FR Y-9SPs”). The PSC Audited Financial Statements and the FR Y-9SPs (including, in each case, any related notes), were prepared in accordance with GAAP (except as may be indicated in the notes to such financial statements) and, in the case of each FR Y-9SP, in accordance with the instructions to such form, and fairly present, in all material respects, the consolidated financial position, results of operations, changes in stockholders’ equity and cash flows of PSC and its Subsidiaries at the dates and for the periods indicated, as applicable.

(ii)           The financial statement audits of PSC and its Subsidiaries have been conducted in accordance with generally accepted auditing standards.  The accounting books and records of PSC and its Subsidiaries have been maintained in compliance with applicable legal and accounting requirements, and such books and records accurately reflect, in all material respects, all dealings and transactions in respect of the business, assets, liabilities and affairs of PSC and its Subsidiaries.

(iii)           Since December 31, 2012, PSC and its Subsidiaries have not incurred any liability other than in the ordinary course of business consistent with past practice or for legal, accounting, and financial advisory fees and out-of-pocket expenses in connection with the transactions contemplated by this Agreement.

(iv)           Since December 31, 2012, (A) PSC and its Subsidiaries have conducted their respective businesses in the ordinary and usual course consistent with past practice (excluding matters related to this Agreement and the transactions contemplated hereby) and (B) no event has occurred or circumstance arisen that, individually or taken together with all other facts, circumstances and events (described in any paragraph of Section 5.03 or otherwise), is reasonably likely to have a Material Adverse Effect with respect to PSC and its Subsidiaries.

(v)           Except as Previously Disclosed, none of PSC or any of its Subsidiaries has any liability or obligation, whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due, including any liability for Taxes (including those arising from past or present facts, situations, circumstances, conditions or other bases for any present or future action, suit or proceeding, hearing, charge, complaint, claim or demand against PSC or any of its Subsidiaries) required in accordance with GAAP to be reflected in an audited consolidated balance sheet of PSC or the notes thereto, except for (i) liabilities included in the PSC Audited Financial Statements as of December 31, 2012 or the notes thereto, (ii) liabilities occurring in the ordinary course of business since December 31, 2012 and (iii) expenses and other liabilities relating to the transactions contemplated by this Agreement.

(h)           Litigation.  No litigation, claim or other proceeding before any court or Governmental Authority is pending against PSC or any of its Subsidiaries, or against any officer, director or employee of PSC or any of its Subsidiaries in such capacity, and, to PSC’s knowledge, no such litigation, claim or other proceeding has been threatened, in each case which is reasonably likely, individually or in the aggregate, to result in a Material Adverse Effect.  There is no injunction, order, judgment or decree imposed upon PSC or the assets or property of PSC that has resulted in, or is reasonably likely to result in, a Material Adverse Effect.

(i)           Regulatory Matters.

(i)           Neither PSC nor any of its Subsidiaries or properties is a party to or is subject to any order, decree, agreement, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, or extraordinary supervisory letter from, any federal or state governmental agency or authority charged with the supervision or regulation of financial institutions (or their holding companies) or issuers of securities or engaged in the insurance of deposits (including, without limitation, the Federal Reserve Board, the Federal Deposit Insurance Corporation and the Missouri Division of Finance) or the supervision or regulation of it or any of its Subsidiaries (collectively, the “Regulatory Authorities”).

(ii)           Neither PSC nor any of its Subsidiaries has been advised in writing by any Regulatory Authority that such Regulatory Authority is contemplating issuing or requesting (or, to PSC’s knowledge, is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum of understanding, commitment letter, supervisory letter or similar submission.

(iii)           PSC is not a financial holding company as defined by the Gramm-Leach-Bliley Act of 1999.

(iv)           Since December 31, 2010, PSC and its Subsidiaries have duly and timely filed with all applicable Regulatory Authorities the reports required to be filed by them under applicable laws and regulations and such reports were complete and accurate in all material respects and in compliance with the requirements of applicable laws and regulations. Except as Previously Disclosed, in connection with the examinations of Peoples Bank by any Regulatory Authority, Peoples Bank was not required to correct or change any action, procedure or proceeding which PSC believes has not been corrected or changed as required.

(j)           Compliance with Laws.  Each of PSC and its Subsidiaries:

(i)           is in material compliance with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable thereto or to the employees conducting such businesses, except where the failure to be so in compliance could not reasonably be expected to have a Material Adverse Effect on PSC and its Subsidiaries;

(ii)           has all permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Authorities that are required in order to permit them to own or lease their properties and to conduct their businesses as presently conducted, except where the failure to obtain such permit, license, authorization, order or approval or make such filing, application or registration could not reasonably be expected to have a Material Adverse Effect on PSC and its Subsidiaries; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to PSC’s knowledge, no suspension or cancellation of any of them is threatened;

(iii)           has received no written notification from any Governmental Authority (A) asserting that PSC or any of its Subsidiaries is not in compliance with any of the statutes, regulations, or ordinances which such Governmental Authority enforces or (B) threatening to revoke any license, franchise, permit, or governmental authorization (nor, to PSC’s knowledge, do any grounds for any of the foregoing exist);

(iv)           is in compliance with the privacy provisions of the Gramm-Leach-Bliley Act, and all other applicable laws relating to consumer privacy; and

(v)           is in compliance with its articles of incorporation and bylaws or equivalent documents.

Peoples Bank has a CRA rating of “satisfactory” or better.  To the knowledge of PSC, there is no fact or circumstance or set of facts and circumstances that would cause Peoples Bank’s CRA rating to fall below “satisfactory.”

(k)           Material Contracts; Defaults.  Except for this Agreement or as Previously Disclosed, neither PSC nor any of its Subsidiaries is a party to, bound or affected by, or obligated to pay benefits under (a) any agreement, indenture or other instrument relating to the borrowing of money (other than in the case of FHLB advances and federal funds purchased) or the guarantee of any obligation by it; (b) any agreement, arrangement or commitment relating to the employment of a consultant or the employment, election or retention in office of any present or former director, advisory director, officer or employee of PSC or any of its

Subsidiaries; (c) any agreement, arrangement or understanding pursuant to which any payment (whether of severance pay or otherwise) will or may become due to any present or former director, advisory director, officer or employee of PSC or any of its Subsidiaries as a result of PSC or PBC entering into this Agreement, the approval of this Agreement by PSC’s stockholders or the consummation of any of the transactions contemplated hereby (assuming for purposes hereof that such Person’s employment is involuntarily terminated without cause in connection with the transactions contemplated hereby); (d) any agreement, arrangement or understanding (other than as provided in the articles of incorporation or bylaws or equivalent document of PSC or any of its Subsidiaries) pursuant to which PSC or any of its Subsidiaries is obligated to indemnify any present or former director, advisory director, officer, employee or agent of PSC or any of its Subsidiaries; (e) any agreement, arrangement or understanding to which PSC  or any of its Subsidiaries is a party or by which it is bound which limits in any way the conduct of business by PSC or any of its Subsidiaries (including without limitation a non-compete or similar provision); (f) any agreement pursuant to which loans (or participations) have been sold by PSC or any of its Subsidiaries, which imposes any potential recourse obligations (by representation, warranty, covenant or other contractual terms) upon PSC or any of its Subsidiaries; (g) any subservicing agreement; (h) to the extent not included within any of clauses (a) through (g) above, any “material contract” within the meaning of Item 601(b) of the SEC’s Regulation S-K; or (i) any other material agreement, commitment or understanding imposing a monetary or forbearance obligation on PSC or any of its Subsidiaries (collectively, all such agreements, arrangements, commitments and understandings referenced in this Section 5.03(k), the “PSC Contracts”). For purposes of subsection (i), a material agreement, commitment or understanding shall not include any deposit account liability, brokerage account, any arrangement which is terminable by PSC or any of its Subsidiaries on 30 days or less advance written notice without penalty or premium or any monetary obligation of PSC or any of its Subsidiaries which involves the payment of less than $20,000 per year. Neither PSC nor any of its Subsidiaries is in default under any PSC Contract, agreement, commitment, arrangement, lease, insurance policy or other instrument to which it is a party, by which its respective assets, business, or operations may be bound or affected, or under which it or its respective assets, business, or operations receive benefits, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default.

(l)           No Brokers.  No action has been taken by PSC or PBC that would give rise to any valid claim against any party hereto for a brokerage commission, finder’s fee or other like payment with respect to the transactions contemplated by this Agreement, excluding a Previously Disclosed fee to be paid to Sandler O’Neill + Partners, L.P.

(m)           Employee Benefit Plans.

(i)           PSC has Previously Disclosed a complete and accurate list of all existing bonus, incentive, deferred compensation, pension, retirement, profit-sharing, thrift, savings, employee stock ownership, stock bonus, stock purchase, restricted stock, stock option, severance, welfare and fringe benefit plans, employment or severance agreements and all similar practices, policies and arrangements in which any current or former employee (the “PSC Employees”), current or former consultant (the “PSC Consultants”) or current or former director (the “PSC Directors”) of PSC or any of its Subsidiaries participates or to which any such PSC Employees, PSC Consultants or PSC Directors are a party (the “PSC Compensation and Benefit

Plans”).  Except as required by the terms of this Agreement or as Previously Disclosed, neither PSC nor any of its Subsidiaries has any commitment to create any additional PSC Compensation and Benefit Plan or to modify or change any existing PSC Compensation and Benefit Plan.

(ii)           Each PSC Compensation and Benefit Plan has been operated and administered in all material respects in accordance with its terms and with applicable law, including, but not limited to, ERISA, the Code or any regulations or rules promulgated thereunder, and all filings, disclosures and notices required by ERISA, the Code and any other applicable law have been timely made. Each PSC Compensation and Benefit Plan which is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA (a “PSC Pension Plan”) and which is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter (including a determination that the related trust under such PSC Compensation and Benefit Plan is exempt from tax under Section 501(a) of the Code) from the IRS or the PSC Compensation and Benefit Plan uses a prototype or volume submitter plan that is the subject of an IRS opinion or advisory letter, and PSC is not aware of any circumstances which could adversely affect such qualification or which are likely to result in the revocation of any existing favorable determination letter or in not receiving a favorable determination letter. There is no pending or, to the knowledge of PSC, threatened legal action, suit or claim relating to the PSC Compensation and Benefit Plans other than routine claims for benefits.  Neither PSC nor any of its Subsidiaries has engaged in a transaction, or omitted to take any action, with respect to any PSC Compensation and Benefit Plan that would reasonably be expected to subject PSC or any of its Subsidiaries to a material tax or penalty imposed by either Section 4975 of the Code or Section 502 of ERISA, assuming for purposes of Section 4975 of the Code that the taxable period of any such transaction expired as of the date hereof.

(iii)           No liability (other than for payment of premiums to the PBGC which have been made or will be made on a timely basis) under Title IV of ERISA has been or is expected to be incurred by PSC or any of its Subsidiaries with respect to any ongoing, frozen or terminated “single-employer plan” within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by any of them, or any single-employer plan of any entity (a “PSC ERISA Affiliate”) which is considered one employer with PSC under Section 4001(a)(14) of ERISA or Section 414(b) or (c) of the Code (a “PSC ERISA Affiliate Plan”).  None of PSC, any of its Subsidiaries or any PSC ERISA Affiliate has contributed, or has been obligated to contribute, to a multiemployer plan under Subtitle E of Title IV of ERISA at any time since December 31, 2009.  No notice of a “reportable event,” within the meaning of Section 4043 of ERISA for which the 30-day reporting requirement has not been waived, has been required to be filed for any PSC Compensation and Benefit Plan or by any PSC ERISA Affiliate Plan within the 12-month period ending on the date hereof, and no such notice will be required to be filed as a result of the transactions contemplated by this Agreement.  The PBGC has not instituted proceedings to terminate any PSC Pension Plan or PSC ERISA Affiliate Plan and, to PSC’s knowledge, no condition exists that presents a material risk that such proceedings will be instituted.  To the knowledge of PSC, there is no pending investigation or enforcement action by the PBGC, the DOL or the IRS or any other governmental agency with respect to any PSC Compensation and Benefit Plan.  Under each PSC Pension Plan and PSC ERISA Affiliate Plan, as of the date of the most recent actuarial valuation performed prior to the date of this Agreement, the actuarially determined present value of all “benefit liabilities,” within the meaning of Section 4001(a)(16) of ERISA (as determined on the basis of the actuarial assumptions contained in such actuarial valuation of such PSC Pension Plan or PSC ERISA Affiliate Plan), did not exceed the then current value of the assets of such PSC Pension Plan or PSC ERISA Affiliate Plan and since such date there has been neither an adverse change in the financial condition of such PSC Pension Plan or PSC ERISA Affiliate Plan nor any amendment or other change to such PSC Pension Plan or PSC ERISA Affiliate Plan that would increase the amount of benefits thereunder which reasonably could be expected to change such result.

(iv)           All contributions required to be made under the terms of any PSC Compensation and Benefit Plan or PSC ERISA Affiliate Plan or any employee benefit arrangements under any collective bargaining agreement to which PSC or any of its Subsidiaries is a party have been timely made or have been reflected on PSC’s financial statements.  Neither any PSC Pension Plan nor any PSC ERISA Affiliate Plan has an “accumulated funding deficiency” (whether or not waived) within the meaning of Section 412 of the Code or Section 302 of ERISA and all required payments to the PBGC with respect to each PSC Pension Plan or PSC ERISA Affiliate Plan have been made on or before their due dates.  None of PSC, any of its Subsidiaries or any PSC ERISA Affiliate (x) has provided, or would reasonably be expected to be required to provide, security to any PSC Pension Plan or to any PSC ERISA Affiliate Plan pursuant to Section 401(a)(29) of the Code, and (y) has taken any action, or omitted to take any action, that has resulted, or would reasonably be expected to result, in the imposition of a lien under Section 412(n) of the Code or pursuant to ERISA.

(v)           Neither PSC nor any of its Subsidiaries has any obligations to provide retiree health and life insurance or other retiree death benefits under any PSC Compensation and Benefit Plan, other than benefits mandated by Section 4980B of the Code, and each such PSC Compensation and Benefit Plan may be amended or terminated without incurring liability thereunder, and there has been no communication to PSC Employees by PSC or any of its Subsidiaries that would reasonably be expected to promise or guarantee such PSC Employees retiree health or life insurance or other retiree death benefits on a permanent basis.

(vi)           PSC and its Subsidiaries do not maintain any PSC Compensation and Benefit Plans covering foreign PSC Employees.

(vii)           With respect to each PSC Compensation and Benefit Plan, if applicable, PSC has provided or made available to Buyer, true and complete copies of existing: (A) PSC Compensation and Benefit Plan documents and amendments thereto; (B) trust instruments and insurance contracts; (C) two most recent Forms 5500 filed with the IRS; (D) most recent actuarial report and financial statement; (E) the most recent summary plan description; (F) most recent determination or opinion letter issued by the IRS; (G) any Form 5310 or Form 5330 filed with the IRS; and (H) most recent nondiscrimination tests performed under ERISA and the Code (including 401(k) and 401(m) tests).

(viii)           Except as Previously Disclosed, the consummation of the transactions contemplated by this Agreement would not, directly or indirectly (including, without limitation, as a result of any termination of employment prior to or following the Effective Time) to (A) entitle any Employee, Consultant or PSC Director to any payment (including severance pay or similar compensation) or any increase in compensation, (B) result in the vesting or acceleration of any benefits under any PSC Compensation and Benefit Plan or (C) result in any material increase in benefits payable under any PSC Compensation and Benefit Plan.

(ix)           Neither PSC nor any of its Subsidiaries maintains any compensation plans, programs or arrangements the payments under which would not reasonably be expected to be deductible as a result of the limitations under Section 162(m) of the Code and the regulations issued thereunder.

(x)           As a result, directly or indirectly, of the transactions contemplated by this Agreement (including, without limitation, as a result of any termination of employment prior to or following the Effective Time), neither Buyer nor PSC, nor any of their respective Subsidiaries will be obligated to make a payment to an Employee of PSC or any of its Subsidiaries that would be characterized as an “excess parachute payment” to an individual who is a “disqualified individual” (as such terms are defined in Section 280G of the Code), without regard to whether such payment is reasonable compensation for personal services performed or to be performed in the future.

(xi)           As of the Effective Date, there are no supplemental employment retirement plans (SERPs) between PSC, any of its Subsidiaries and any of their employees.

(xii)           Neither PSC nor any of its Subsidiaries has made any agreement, taken any action, or omitted to take any action, with respect to or as part of any PSC Compensation and Benefit Plan that is an operational failure under Section 409A of the Code or that would reasonably be expected to subject PSC or any of its Subsidiaries to any obligation to report any amount or withhold any amount as includable in income and subject to tax, interest or any penalty by any service provider to PSC or any of its Subsidiaries under Section 409A of the Code or to pay any reimbursement or other payment to any service provider, as defined under Section 409A of the Code, respecting any such tax, interest or penalty under Section 409A of the Code.  As a result, directly or indirectly, of the transactions contemplated by this Agreement (including, without limitation, as a result of any termination of employment prior to or following the Effective Time), neither PSC nor any of its Subsidiaries will be obligated to report any amount or withhold any amount as includable in income and subject to tax, interest or any penalty by any service provider (as defined under Section 409A of the Code) to PSC or any of its Subsidiaries under Section 409A of the Code or to pay any reimbursement or other payment to any service provider (as defined under Section 409A of the Code) respecting any such Tax, interest or penalty under Section 409A of the Code and no provision of any of the PSC Compensation and Benefit Plans, or any actions taken or omitted thereunder, violate Section 409A of the Code.

(n)           Labor Matters.  Neither PSC nor any of its Subsidiaries is a party to or is bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is PSC or any of its Subsidiaries the subject of a proceeding asserting that it or any such Subsidiary has committed an unfair labor practice (within the meaning of the National Labor Relations Act) or seeking to compel PSC or any such Subsidiary to bargain with any labor organization as to wages or conditions of employment, nor is there any strike or other labor dispute involving it or any of its Subsidiaries pending or, to PSC’s knowledge, threatened, nor is PSC aware of any activity involving its or any of its

Subsidiaries’ employees seeking to certify a collective bargaining unit or engaging in other organizational activity.

(o)           Takeover Laws.  PSC has taken all action required to be taken by it in order to exempt this Agreement and the transactions contemplated hereby from, and this Agreement and the transactions contemplated hereby are exempt from, the requirements of any “moratorium,” “control share,” “fair price,” “affiliate transaction,” “business combination” or other antitakeover laws and regulations of any state applicable to PSC, including Chapter 351 of the GBCLM (collectively, “Takeover Laws”).

(p)           Environmental Matters.  To PSC’s knowledge, neither the conduct nor operation of PSC or its Subsidiaries nor any condition of any property presently or previously owned, leased or operated by any of them (including, without limitation, in a fiduciary or agency capacity), or on which any of them holds a Lien, violates or violated Environmental Laws and to PSC’s knowledge, no condition has existed or event has occurred with respect to any of them or any such property that, with notice or the passage of time, or both, is reasonably likely to result in liability under Environmental Laws.  Neither PSC nor any of its Subsidiaries has received any written notice from any person or entity that PSC or its Subsidiaries or the operation or condition of any property previously owned, leased, operated, or held as collateral or in a fiduciary capacity by any of them are or were in violation of or otherwise are alleged to have liability under any Environmental Law, including, but not limited to, responsibility (or potential responsibility) for the cleanup or other remediation of any pollutants, contaminants or hazardous or toxic wastes, substances or materials at, on, beneath, or originating from any such property.

(q)           Tax Matters.  (i) All Tax Returns that are required to be filed by or with respect to PSC and its Subsidiaries have been duly filed (all such Tax Returns being accurate and complete in all material respects), (ii) all Taxes shown to be due on the Tax Returns referred to in clause (i) have been paid in full, (iii) the Tax Returns referred to in clause (i) have been examined by the Internal Revenue Service or the appropriate state, local or foreign taxing authority or the period for assessment of the Taxes in respect of which such Tax Returns were required to be filed has expired,  (iv) all deficiencies asserted or assessments made as a result of such examinations have been paid in full, (v) no issues that have been raised by the relevant taxing authority in connection with the examination of any of the Tax Returns referred to in clause (i) are currently pending, and (vi) no waivers of statutes of limitation have been given by or requested with respect to any Taxes of PSC or its Subsidiaries.  PSC has made available to Buyer true and correct copies of the United States Federal Income Tax Returns filed by PSC and its Subsidiaries for each of the three most recent fiscal years ended on or before December 31, 2012.  Neither PSC nor any of its Subsidiaries has any liability with respect to income, franchise or similar Taxes that accrued on or before December 31, 2012, in excess of the amounts accrued with respect thereto that are reflected in the financial statements of PSC as of December 31, 2012.  As of the date hereof, neither PSC nor any of its Subsidiaries has any knowledge of any conditions that exist that might prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.  PSC and its Subsidiaries have complied with all applicable laws relating to withholding of Taxes (including withholding of Taxes pursuant to Section 1441, 1442, 3121 and 3402 of the Code and similar provisions under any other domestic or foreign tax laws) and have, within the time and the manner prescribed by law, paid over to the proper tax authority all amounts required to be so withheld and paid over under applicable laws.

(r)           Risk Management Instruments.  Neither PSC nor any of its Subsidiaries are parties to any interest rate swaps, caps, floors, option agreements, futures and forward contracts and other similar risk management arrangements, whether entered into for PSC’s own account, or for the account of one or more of PSC’s Subsidiaries or their customers.

(s)           Books and Records.  The books and records of PSC and its Subsidiaries have been fully, properly and accurately maintained in all material respects, and there are no material inaccuracies or discrepancies of any kind contained or reflected therein and they fairly reflect the substance of events and transactions included therein and all meetings, consents or other actions of the boards of directors and stockholders of PSC and its Subsidiaries.

(t)           Insurance.  Section 5.03(t) of PSC’s Disclosure Schedule sets forth all of the insurance policies, binders, or bonds maintained by PSC or its Subsidiaries.  PSC and its Subsidiaries are insured with insurers believed to be reputable against such risks and in such amounts as the management of PSC reasonably has determined to be prudent in accordance with industry practices.  All such insurance policies are in full force and effect; PSC and its Subsidiaries are not in material default thereunder; and all claims thereunder have been filed in due and timely fashion.  Except as Previously Disclosed, neither PSC nor any of its Subsidiaries has, during the past three years, had an insurance policy canceled or non-renewed or been denied any insurance coverage for which it has applied.

(u)           No Registration Obligation.   Neither PSC nor any of its Subsidiaries has any obligation, contingent or otherwise, to register any of its securities under the Securities Act, the Exchange Act or any other federal or state securities laws or regulations.

(v)           Accounting and Internal Controls.

(i)           The records, systems, controls, data and information of PSC and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of PSC or its Subsidiaries (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the system of internal accounting controls of PSC.

(ii)           Since December 31, 2010, neither PSC nor any of its Subsidiaries or, to the knowledge of PSC, any director, officer, employee, auditor, accountant or representative of PSC or any of its Subsidiaries, has received or has otherwise had or obtained knowledge of any complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods (including with respect to loan loss reserves, write-downs, charge-offs and accruals) of PSC or any of its Subsidiaries or their internal accounting controls, including any complaint, allegation, assertion or claim that PSC or any of its Subsidiaries has engaged in questionable accounting or auditing practices.

(w)           Properties.  All material real and personal property owned by PSC or any of its Subsidiaries or presently used in its business are reasonably sufficient to carry its business in the ordinary course of business consistent with past practices. PSC and its Subsidiaries have good and marketable title free and clear of all Liens to all of their owned properties and assets, real and personal, except (a) Liens for current taxes and assessments not yet due or payable, (b) pledges to secure deposits, (c) clearing deposits, (d) such imperfections of title, easements and non-monetary encumbrances affecting real property, if any, as Previously Disclosed, or which do not adversely affect the value or use of such real property, and (e) monetary Liens, if any, reflected in the PSC Audited Financial Statements as of December 31, 2012. Except as Previously Disclosed, all real and personal property which is material to the business of PSC or any of its Subsidiaries that is leased or licensed by it is held pursuant to leases or licenses which are valid and enforceable in accordance with their respective terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles) and such leases and licenses will not terminate or lapse prior to the Effective Time or thereafter by reason of completion of any of the transactions contemplated by this Agreement.  All improved real property owned or leased by PSC or any of its Subsidiaries is in compliance, with all applicable laws, including zoning laws and the Americans with Disabilities Act, except for any non-compliance which would not have a Material Adverse Effect on PSC and its Subsidiaries.

(x)           Allowance for Loan Losses.  The allowance for loan losses reflected on PSC’s consolidated balance sheet included in the PSC Audited Financial Statements is, and will be in the case of subsequent consolidated financial statements of PSC, adequate as of their respective dates under the requirements of GAAP and all applicable Regulatory Authorities. The real estate owned, if any, reflected in the PSC Audited Financial Statements is, and will be in the case of subsequent consolidated financial statements of PSC, carried at the lower of cost or fair value, less estimated costs to sell, as required by GAAP.

(y)           Material Interests of Certain Persons.

(i)           No officer, director or employee of PSC or any of its Subsidiaries or any “associate” (as such term is defined in Rule 14a-1 under the Exchange Act) or related interest of any such Person has any interest in any contract or property (real or personal, tangible or intangible), used in, or pertaining to, the business of PSC or any of its Subsidiaries.

(ii)           Except as Previously Disclosed, there are no Insider Loans. All outstanding Insider Loans were made by Peoples Bank in the ordinary course of business and on substantially the same terms as those prevailing at the time for comparable transactions with third parties and were, with respect to executive officers and directors, approved by the board of directors of Peoples Bank in accordance with applicable laws and regulations.

(z)           Indemnification. To the knowledge of PSC, no action or failure to take action by any present or former director, advisory director, officer, employee or agent of PSC or any of its Subsidiaries has occurred which could give rise to a claim or a potential claim by any such Person for indemnification from PSC or any of its Subsidiaries.

(aa)           Loan Portfolio.  Each loan reflected as an asset on the PSC Audited Financial Statements as of December 31, 2012, and each loan originated or acquired by Peoples Bank thereafter, is (or will be) evidenced by appropriate and sufficient documentation and constitutes (or will constitute) the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, except to the extent that the enforceability thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws or equitable principles or doctrines. All such loans are, and the loans held immediately prior to the Effective Time will be, free and clear of any Lien (other than the Liens of the Federal Home Loan Bank of Des Moines and Federal Reserve Bank of St. Louis to secure borrowings). All loan files are complete in all material respects and contain all notes, leases and other evidences of indebtedness, lease agreements, certificates, security agreements, mortgages, deeds of trust, guarantees, UCC financing statements, and similar documents evidencing collateral or other financial accommodations relating to the loans. None of the obligations represented by the loan documents have been modified, altered, forgiven, discharged or otherwise disposed of, except as indicated in the loan file or as a result of bankruptcy or other debtor relief laws of general application. The collateral securing each loan was in existence at the time funds were advanced or an interest was taken in such collateral as reflected in the loan file. All security interests granted in favor of the lender of each loan as reflected in the loan documents have been properly perfected. None of the loans are, and none of the loans held immediately prior to the Effective Time will be, subject to any offset, claims of offset or claims of other liability on the part of PSC or any of its Subsidiaries. Neither PSC nor any of its Subsidiaries has notice or knowledge of, and has not consented to, the sale, loss, destruction or other disposition of any collateral securing a loan, except where the proceeds thereof have been or are to be applied to the loan indebtedness. Except as Previously Disclosed, there is no loan or other asset of PSC or any of its Subsidiaries that as of December 31, 2013, has been classified as “Other Loans of Concern,” “Special Mention,” “Substandard,” “Doubtful,” “Loss,” or in any other similar category. PSC has Previously Disclosed a complete list of all real estate owned currently held by PSC and its Subsidiaries as of December 31, 2013.

(bb)           Securities Portfolio.  All securities held by PSC or any of its Subsidiaries, as reflected in the consolidated balance sheets of PSC included in the PSC Audited Financial Statements, are carried in accordance with GAAP, specifically including Statement of Financial Accounting Standards No. 115. Except as Previously Disclosed and except for pledges to secure public and trust deposits, advances from the Federal Home Loan Bank of Des Moines and borrowings from the Federal Reserve Bank of St. Louis, none of the securities reflected in the PSC Audited Financial Statements as of December 31, 2012 and none of the securities since acquired by PSC or any of its Subsidiaries is subject to any restriction, whether contractual or statutory, which impairs the ability of PSC or any of its Subsidiaries to freely dispose of such security at any time, other than those restrictions imposed on securities held to maturity under GAAP, pursuant to a clearing agreement or in accordance with laws.

(cc)           Intellectual Property.  PSC and its Subsidiaries own, lease or license all Intellectual Property which are material to the conduct of the business of PSC and\or any of its subsidiaries (collectively, “Intellectual Property”) free and clear of all Liens, except any restrictions set forth in any licensed Intellectual Property none of which restrictions materially affect the business of PSC or any of its Subsidiaries.  PSC has Previously Disclosed a complete list of all Intellectual Property of PSC and its Subsidiaries (other than commercially available

“shrink wrap” or “click wrap” licenses). No claims, suits, actions or proceedings are pending, and, to the knowledge of PSC, no Person has threatened to commence any suit, action or proceeding, alleging that PSC or any of its Subsidiaries is infringing on the rights of any Person with regard to any Intellectual Property. To the knowledge of PSC, none of the Intellectual Property of PSC and its Subsidiaries infringes on the rights of any other Person, and to the knowledge of PSC, no Person is infringing on the rights of PSC or any of its Subsidiaries with respect to any Intellectual Property of PSC or any of its Subsidiaries. Except as Previously Disclosed, neither PSC nor any of its Subsidiaries is a licensor or licensee of, or otherwise has any contractual arrangement with a third party with respect to, any Intellectual Property. The Intellectual Property of PSC and its Subsidiaries will not be limited or otherwise adversely affected in any material respect by virtue of the consummation of any of the transactions contemplated by this Agreement.

(dd)           PSC Offering Circular Information. The information supplied by PSC and PBC for inclusion in the offering circular (the “Offering Circular”) to be sent to the holders of PBC common stock in connection with the Exchange Offer and the Merger shall not, on the date the Offering Circular is first mailed to holders of PBC common stock and at the Effective Time, contain any statement which, at such time, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they are made, not false or misleading.  Notwithstanding the foregoing, neither PSC nor PBC makes any representation, warranty or covenant with respect to any information supplied by Buyer or its affiliates that is contained in the Offering Circular.

5.04           Representations and Warranties of Buyer. Subject to Sections 5.01 and 5.02 and except as Previously Disclosed, Buyer hereby represents and warrants to PSC:

(a)           Organization and Standing.  Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Missouri.  Buyer is duly qualified to do business and is in good standing in the states of the United States and foreign jurisdictions where its ownership or leasing of property or assets or the conduct of its business requires it to be so qualified, except where the failure to be so qualified would not have a Material Adverse Effect on Buyer.  Buyer is a registered bank holding company with the Federal Reserve Board.

(b)           Capitalization.

(i)           As of the date hereof, the authorized capital stock of Buyer consists of (A) 8,000,000 shares of Buyer Common Stock, of which as of the date hereof, 3,311,740 shares were outstanding, and (B) 500,000 shares of preferred stock with par value of $.01 per share, of which as of the date hereof, 20,000 shares were outstanding.  As of the date hereof, except as set forth in Section 5.04(b) of Buyer’s Disclosure Schedule, Buyer does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of Buyer Common Stock or any other equity securities of Buyer or any of its Subsidiaries or any securities representing the right to purchase or otherwise receive any shares of Buyer Common Stock or other equity securities of Buyer or any of its Subsidiaries.  As of the date hereof, Buyer had 78,700 shares of

Buyer Common Stock which are issuable and reserved for issuance upon exercise of Buyer stock options.  The outstanding shares of Buyer Common Stock have been duly authorized and are validly issued and outstanding, fully paid and nonassessable, and subject to no preemptive rights (and were not issued in violation of any preemptive rights).

(ii)           The shares of Buyer Common Stock to be issued in exchange for shares of PSC Common Stock in the Merger, when issued in accordance with the terms of this Agreement, will be duly authorized, validly issued, fully paid and nonassessable, with no personal liability attaching to the ownership thereof, subject to no preemptive rights and authorized for trading on the NASDAQ.

(c)           Subsidiaries.  Each of Buyer’s Subsidiaries has been duly organized and is validly existing in good standing under the laws of the jurisdiction of its organization, and is duly qualified to do business and is in good standing in the jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified, except where the failure to be so qualified would not have a Material Adverse Effect on Buyer, and it owns, directly or indirectly, all the issued and outstanding equity securities of each of its Significant Subsidiaries.  Buyer has Previously Disclosed a list of all of its Subsidiaries, together with the jurisdiction of organization of each Subsidiary.

(d)           Corporate Power.  Each of Buyer and its Subsidiaries has the power and authority to carry on its business as it is now being conducted and to own all its properties and assets; and Buyer has the corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby.

(e)           Corporate Authority.  The execution and delivery of this Agreement and the transactions contemplated hereby have been authorized by all necessary corporate action of Buyer and the Buyer Board.  Assuming due authorization, execution and delivery by PSC and PBC, this Agreement is a valid and legally binding obligation of Buyer, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles).

(f)           Consents and Approvals; No Defaults.

(i)           No consents or approvals of, or filings or registrations with, any Governmental Authority or with any third party are required to be made or obtained by Buyer or any of its Subsidiaries in connection with the execution, delivery or performance by Buyer of this Agreement or to consummate the Merger except for (A) filings of applications and notices with the federal and state banking and insurance authorities; (B) filings with NASDAQ regarding the Buyer Common Stock to be issued in the Merger; (C) filings with the SEC and state securities authorities, as applicable, in connection with the registration for resale of Buyer Common Stock to be issued in the Merger; (D) the filing of articles of merger with the Secretary of State pursuant to the GBCLM and the issuance of a certificate of merger in connection with the Merger; (E) the filing of a Form D with the SEC and such other filings as are required to be made or approvals as are required to be obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of Buyer Stock in the Merger; (F) receipt of the approvals set forth in

Section 7.01(b); and (G) such other consents, approvals, filings or registrations which if not obtained or made would not reasonably be expected to result in Material Adverse Effect.  As of the date hereof, Buyer is not aware of any reason why the approvals set forth in Section 7.01(b) will not be received without the imposition of a condition, restriction or requirement of the type described in Section 7.01(b).

(ii)           Subject to the satisfaction of the requirements referred to in the preceding paragraph and expiration of the related waiting periods, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby do not and will not (A) constitute a breach or violation of, or a default under, or give rise to any Lien, any acceleration of remedies or any right of termination under, any law, rule or regulation or any judgment, decree, order, governmental permit or license, or agreement, indenture or instrument of Buyer or of any of its Subsidiaries or to which Buyer or any of its Subsidiaries or properties is subject or bound, (B) constitute a breach or violation of, or a default under, the articles of incorporation or bylaws (or similar governing documents) of Buyer or any of its Subsidiaries, or (C) require any consent or approval under any such law, rule, regulation, judgment, decree, order, governmental permit or license, agreement, indenture or instrument, except with respect to clauses (A) and (C), for such violations, conflicts, breaches or defaults which either individually or in the aggregate would not have a Material Adverse Effect.

(g)           Financial Reports and SEC Documents; Absence of Certain Changes or Events.

(i)           Buyer’s Annual Report on Form 10-K for each of the fiscal years ended June 30, 2011, 2012 and 2013 and all other reports, registration statements, definitive proxy statements or information statements filed or to be filed by it or any of its Subsidiaries subsequent to June 30, 2013 and prior to the Effective Time, under the Securities Act or under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act in the form filed or to be filed (collectively “Buyer’s SEC Documents”), as of the date filed, (A) as to form, complied or will comply in all material respects with the applicable requirements under the Securities Act or the Exchange Act, as the case may be, and (B) did not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; and each of the balance sheets or statements of condition of Buyer contained in or incorporated by reference into any of Buyer’s SEC Documents (including the related notes and schedules thereto) fairly presents, or will fairly present, in all material respects, the financial position of Buyer and its Subsidiaries as of its date, and each of the statements of income or results of operations and changes in stockholders’ equity and cash flows or equivalent statements of Buyer in any of Buyer’s SEC Documents (including any related notes and schedules thereto) fairly presents or will fairly present, in all material respects, the results of operations, changes in stockholders’ equity and cash flows, as the case may be, of Buyer and its Subsidiaries for the periods to which they relate, in each case in accordance with GAAP during the periods involved, except in each case as may be noted therein, and subject to normal year-end audit adjustments in the case of unaudited statements.

(ii)           BKD, LLP, which has expressed its opinion with respect to the audited financial statements of Buyer and its Subsidiaries (including the related notes) included in the Buyer SEC Documents is and has been throughout the periods covered by such financial statements an independent registered public accounting firm (as defined in Section 2(a)(12) of the Sarbanes-Oxley Act of 2002).

(iii)           Buyer has on a timely basis filed all forms, reports and documents required to be filed by it with the SEC since June 30, 2010, including reports deemed timely filed pursuant to Rule 12b-25 under the Exchange Act.

(iv)           The records, systems, controls, data and information of Buyer and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of Buyer or its Subsidiaries (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the system of internal accounting controls of Buyer.

Since June 30, 2010, neither Buyer nor any of its Subsidiaries or, to the knowledge of Buyer, any director, officer, employee, auditor, accountant or representative of Buyer or any of its Subsidiaries has received or has otherwise had or obtained knowledge of any complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods (including with respect to loan loss reserves, write-downs, charge-offs and accruals) of Buyer or any of its Subsidiaries or their internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act), including any complaint, allegation, assertion or claim that Buyer or any of its Subsidiaries has engaged in questionable accounting or auditing practices.

Buyer (x) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) to ensure that material information relating to Buyer, including its Subsidiaries, is made known to the Chief Executive Officer and the Chief Financial Officer of Buyer by others within those entities as appropriate to allow timely decisions regarding required disclosures and to make the certifications required by the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act, and (y) has disclosed, based on its most recent evaluation prior to the date hereof, to Buyer’s outside auditors and the audit committee of the Buyer Board (i) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect Buyer’s ability to record, process, summarize and report financial information, and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in Buyer’s internal control over financial reporting.  Any such disclosures were made in writing by management to Buyer’s auditors and audit committee and a copy has previously been made available to PSC.  As used in this Section 5.03(g), the term “file” shall be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the SEC.

(v)           Since June 30, 2013, Buyer and its Subsidiaries have not incurred any liability other than in the ordinary course of business consistent with past practice.

(vi)           Since June 30, 2013, (A) Buyer and its Subsidiaries have conducted their respective businesses in the ordinary and usual course consistent with past practice (excluding matters related to this Agreement and the transactions contemplated hereby) and (B) no event has occurred or circumstance arisen that, individually or taken together with all other facts, circumstances and events (described in any paragraph of Section 5.04 or otherwise), is reasonably likely to have a Material Adverse Effect with respect to Buyer.

(h)           Litigation.  No litigation, claim or other proceeding before any Governmental Authority is pending against Buyer or any of its Subsidiaries or against any officer, director or employee of Buyer or any of its Subsidiaries in such capacity, and, to Buyer’s knowledge, no such litigation, claim or other proceeding has been threatened, in each case which is reasonably likely, individually or in the aggregate, to result in a Material Adverse Effect.  There is no injunction, order, judgment or decree imposed upon Buyer or the assets or property of Buyer that has resulted in, or is reasonably likely to result in, a Material Adverse Effect.

(i)           Regulatory Matters.  Neither Buyer nor any of its Subsidiaries or properties is a party to or is subject to any order, decree, agreement, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, or extraordinary supervisory letter from, any Regulatory Authority.

(i)           Neither Buyer nor any of its Subsidiaries has been advised in writing by any Regulatory Authority that such Regulatory Authority is contemplating issuing or requesting (or, to Buyer’s knowledge, is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum of understanding, commitment letter, supervisory letter or similar submission.

(ii)           Buyer is not a financial holding company as defined by the Gramm-Leach-Bliley Act of 1999.

(j)           Compliance with Laws.  Each of Buyer and its Subsidiaries:

(i)           is in material compliance with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable thereto or to the employees conducting such businesses, except where the failure to be so in compliance could not reasonably be expected to have a Material Adverse Effect on Buyer;

(ii)           has all permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Authorities that are required in order to permit them to own or lease their properties and to conduct their businesses as presently conducted, except where the failure to obtain such permit, license, authorization, order or approval or make such filing, application or registration could not reasonably be expected to have a Material Adverse Effect on Buyer and its Subsidiaries; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to Buyer’s knowledge, no suspension or cancellation of any of them is threatened;

(iii)           has received no written notification from any Governmental Authority (A) asserting that Buyer or any of its Subsidiaries is not in compliance with any of the statutes, regulations, or ordinances which such Governmental Authority enforces or (B) threatening to revoke any license, franchise, permit, or governmental authorization (nor, to Buyer’s knowledge, do any grounds for any of the foregoing exist); and

(iv)           is in compliance with the privacy provisions of the Gramm-Leach-Bliley Act, and all other applicable laws relating to consumer privacy.

(k)           Employee Benefit Plans.

(i)           Buyer has Previously Disclosed a complete and accurate list of all existing bonus, incentive, deferred compensation, pension, retirement, profit-sharing, thrift, savings, employee stock ownership, stock bonus, stock purchase, restricted stock, stock option, severance, welfare and fringe benefit plans, employment or severance agreements and all similar practices, policies and arrangements in which any current or former employee (the “Buyer Employees”), current or former consultant (the “Buyer Consultants”) or current or former director (the “Buyer Directors”) of Buyer or any of its Subsidiaries participates or to which any Buyer Employees, Buyer Consultants or Buyer Directors are a party (the “Buyer Compensation and Benefit Plans”).

(ii)           Each Buyer Compensation and Benefit Plan has been operated and administered in all material respects in accordance with its terms and with applicable law, including, but not limited to, ERISA, the Code, the Securities Act, the Exchange Act or any regulations or rules promulgated thereunder, and all filings, disclosures and notices required by ERISA, the Code, the Securities Act, the Exchange Act and any other applicable law have been timely made.  Each Buyer Compensation and Benefit Plan which is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA (a “Buyer Pension Plan”) and which is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter (including a determination that the related trust under such Buyer Compensation and Benefit Plan is exempt from tax under Section 501(a) of the Code) from the IRS or the Buyer Compensation and Benefit Plan uses a prototype or volume submitter plan that is the subject of an IRS opinion or advisory letter, and Buyer is not aware of any circumstances which could adversely affect such qualification or which are likely to result in the revocation of any existing favorable determination letter or in not receiving a favorable determination letter.  There is no pending or, to the knowledge of Buyer, threatened legal action, suit or claim relating to the Buyer Compensation and Benefit Plans other than routine claims for benefits.  Neither Buyer nor any of its Subsidiaries has engaged in a transaction, or omitted to take any action, with respect to any Buyer Compensation and Benefit Plan that would reasonably be expected to subject Buyer or any of its Subsidiaries to a tax or penalty imposed by either Section 4975 of the Code or Section 502 of ERISA, assuming for purposes of Section 4975 of the Code that the taxable period of any such transaction expired as of the date hereof.

(iii)           No liability (other than for payment of premiums to the PBGC which have been made or will be made on a timely basis) under Title IV of ERISA has been or is expected to be incurred by Buyer or any of its Subsidiaries with respect to any ongoing, frozen or terminated “single-employer plan” within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by any of them, or any single-employer plan of any entity (a “Buyer ERISA Affiliate”) which is considered one employer with Buyer under

Section 4001(a)(14) of ERISA or Section 414(b) or (c) of the Code (a “Buyer ERISA Affiliate Plan”).  None of Buyer, any of its Subsidiaries or any Buyer ERISA Affiliate has contributed, or has been obligated to contribute, to a multiemployer plan under Subtitle E of Title IV of ERISA at any time since December 31, 2009.  No notice of a “reportable event,” within the meaning of Section 4043 of ERISA for which the 30-day reporting requirement has not been waived, has been required to be filed for any Buyer Compensation and Benefit Plan or by any Buyer ERISA Affiliate Plan within the 12-month period ending on the date hereof, and no such notice will be required to be filed as a result of the transactions contemplated by this Agreement.  The PBGC has not instituted proceedings to terminate any Buyer Pension Plan or Buyer ERISA Affiliate Plan and, to Buyer’s knowledge, no condition exists that presents a material risk that such proceedings will be instituted.  To the knowledge of Buyer, there is no pending investigation or enforcement action by the PBGC, the DOL or IRS or any other governmental agency with respect to any Buyer Compensation and Benefit Plan.  Under each Buyer Pension Plan and Buyer ERISA Affiliate Plan, as of the date of the most recent actuarial valuation performed prior to the date of this Agreement, the actuarially determined present value of all “benefit liabilities,” within the meaning of Section 4001(a)(16) of ERISA (as determined on the basis of the actuarial assumptions contained in such actuarial valuation of such Buyer Pension Plan or Buyer ERISA Affiliate Plan), did not exceed the then current value of the assets of such Buyer Pension Plan or Buyer ERISA Affiliate Plan and since such date there has been neither an adverse change in the financial condition of such Buyer Pension Plan or Buyer ERISA Affiliate Plan nor any amendment or other change to such Buyer Pension Plan or Buyer ERISA Affiliate Plan that would increase the amount of benefits thereunder which reasonably could be expected to change such result.

(iv)           All contributions required to be made under the terms of any Buyer Compensation and Benefit Plan or Buyer ERISA Affiliate Plan or any employee benefit arrangements under any collective bargaining agreement to which Buyer or any of its Subsidiaries is a party have been timely made or have been reflected on Buyer’s financial statements.  Neither any Buyer Pension Plan nor any Buyer ERISA Affiliate Plan has an “accumulated funding deficiency” (whether or not waived) within the meaning of Section 412 of the Code or Section 302 of ERISA and all required payments to the PBGC with respect to each Buyer Pension Plan or Buyer ERISA Affiliate Plan have been made on or before their due dates.  None of Buyer, any of its Subsidiaries or any Buyer ERISA Affiliate (x) has provided, or would reasonably be expected to be required to provide, security to any Buyer Pension Plan or to any Buyer ERISA Affiliate Plan pursuant to Section 401(a)(29) of the Code, and (y) has taken any action, or omitted to take any action, that has resulted, or would reasonably be expected to result, in the imposition of a lien under Section 412(n) of the Code or pursuant to ERISA.

(v)           Neither Buyer nor any of its Subsidiaries has any obligations to provide retiree health and life insurance or other retiree death benefits under any Buyer Compensation and Benefit Plan, other than benefits mandated by Section 4980B of the Code, and each such Buyer Compensation and Benefit Plan may be amended or terminated without incurring liability thereunder and there has been no communication to Employees by Buyer or any of its Subsidiaries that would reasonably be expected to promise or guarantee such Employees retiree health or life insurance or other retiree death benefits on a permanent basis.

(vi)           Buyer and its Subsidiaries do not maintain any Buyer Compensation and Benefit Plans covering foreign Employees.

(vii)           The consummation of the transactions contemplated by this Agreement would not, directly or indirectly (including, without limitation, as a result of any termination of employment prior to or following the Effective Time) (A) entitle any Buyer Employee, Buyer Consultant or Buyer Director to any payment (including severance pay or similar compensation) or any increase in compensation, (B) result in the vesting or acceleration of any benefits under any Buyer Compensation and Benefit Plan or (C) result in any material increase in benefits payable under any Buyer Compensation and Benefit Plan.

(viii)           Neither Buyer nor any of its Subsidiaries maintains any compensation plans, programs or arrangements the payments under which would not reasonably be expected to be deductible as a result of the limitations under Section 162(m) of the Code and the regulations issued thereunder.

(ix)           As a result, directly or indirectly, of the transactions contemplated by this Agreement (including, without limitation, as a result of any termination of employment prior to or following the Effective Time), neither Buyer nor PSC, or any of their respective Subsidiaries will be obligated to make a payment that would be characterized as an “excess parachute payment” to an individual who is a “disqualified individual” (as such terms are defined in Section 280G of the Code), without regard to whether such payment is reasonable compensation for personal services performed or to be performed in the future.

(x)           Neither Buyer nor any of its Subsidiaries has made any agreement, taken any action, or omitted to take any action, with respect to or as part of any Buyer Compensation and Benefit Plan that is an operational failure under Section 409A of the Code or that would reasonably be expected to subject Buyer or any of its Subsidiaries to any obligation to report any amount or withhold any amount as includable in income and subject to tax, interest or any penalty by any service provider to Buyer or any of its Subsidiaries under Section 409A of the Code or to pay any reimbursement or other payment to any service provider, as defined under Section 409A of the Code, respecting any such tax, interest or penalty under Section 409A of the Code.

(l)           Labor Matters.  Neither Buyer nor any of its Subsidiaries is a party to or is bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is Buyer or any of its Subsidiaries the subject of a proceeding asserting that it or any such Subsidiary has committed an unfair labor practice (within the meaning of the National Labor Relations Act) or seeking to compel Buyer or any such Subsidiary to bargain with any labor organization as to wages or conditions of employment, nor is there any strike or other labor dispute involving it or any of its Subsidiaries pending or, to Buyer’s knowledge, threatened, nor is Buyer aware of any activity involving its or any of its Subsidiaries’ employees seeking to certify a collective bargaining unit or engaging in other organizational activity.

(m)           Takeover Laws.  Buyer has taken all action required to be taken by it in order to exempt this Agreement and the transactions contemplated hereby from, and this

Agreement and the transactions contemplated hereby are exempt from, the requirements of any Takeover Laws applicable to Buyer.

(n)           Environmental Matters.  To Buyer’s knowledge, neither the conduct nor operation of Buyer or its Subsidiaries nor any condition of any property presently or previously owned, leased or operated by any of them (including, without limitation, in a fiduciary or agency capacity), or on which any of them holds a Lien, violates or violated Environmental Laws and to Buyer’s knowledge no condition has existed or event has occurred with respect to any of them or any such property that, with notice or the passage of time, or both, is reasonably likely to result in liability under Environmental Laws.  Neither Buyer nor any of its Subsidiaries has received any written notice from any person or entity that Buyer or its Subsidiaries or the operation or condition of any property previously owned, leased, operated or held as collateral or in a fiduciary capacity by any of them are or were in violation of or otherwise are alleged to have liability under any Environmental Law, including, but not limited to, responsibility (or potential responsibility) for the cleanup or other remediation of any pollutants, contaminants, or hazardous or toxic wastes, substances or materials at, on, beneath or originating from any such property.

(o)           Tax Matters.  xxiv) All Tax Returns that are required to be filed by or with respect to Buyer and its Subsidiaries have been duly filed (all such Tax Returns being accurate and complete in all material respects), xxv) all Taxes shown to be due on the Tax Returns referred to in clause (i) have been paid in full, xxvi) the Tax Returns referred to in clause (i) have been examined by the Internal Revenue Service or the appropriate state, local or foreign taxing authority or the period for assessment of the Taxes in respect of which such Tax Returns were required to be filed has expired, xxvii) all deficiencies asserted or assessments made as a result of such examinations have been paid in full, xxviii) no issues that have been raised by the relevant taxing authority in connection with the examination of any of the Tax Returns referred to in clause (i) are currently pending, and xxix) no waivers of statutes of limitation have been given by or requested with respect to any Taxes of Buyer or its Subsidiaries.  Buyer has made available to PSC a true and correct copy of the United States Federal Income Tax Returns filed by Buyer and its Subsidiaries for the fiscal year ended on June 30, 2012. Neither Buyer nor any of its Subsidiaries has any liability with respect to income, franchise or similar Taxes that accrued on or before June 30, 2013, in excess of the amounts accrued with respect thereto that are reflected in the financial statements of Buyer as of June 30, 2013.  As of the date hereof, neither Buyer nor any of its Subsidiaries has any knowledge of any conditions that exist that might prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

(p)           Risk Management Instruments.  Neither Buyer nor any of its Subsidiaries are parties to any interest rate swaps, caps, floors, option agreements, futures and forward contracts and other similar risk management arrangements, whether entered into for Buyer’s own account, or for the account of one or more of Buyer’s Subsidiaries or their customers.

(q)           Books and Records.  The books and records of Buyer and its Subsidiaries have been fully, properly and accurately maintained in all material respects, and there are no material inaccuracies or discrepancies of any kind contained or reflected therein, and they fairly reflect the substance of events and transactions included therein.

(r)           Insurance.  Buyer Previously Disclosed all of the insurance policies, binders, or bonds maintained by Buyer or its Subsidiaries.  Buyer and its Subsidiaries are insured with insurers believed to be reputable against such risks and in such amounts as the management of Buyer reasonably has determined to be prudent in accordance with industry practices.  All such insurance policies are in full force and effect; Buyer and its Subsidiaries are not in material default thereunder; and all claims thereunder have been filed in due and timely fashion.

(s)           Funds Available.  Buyer has, and will have available to it at the Effective Time, sources of capital and authorized shares of Buyer Common Stock sufficient to pay the Merger Consideration.

(t)           Allowance for Loan Losses.  The allowance for loan losses reflected on Buyer’s consolidated balance sheet as of December 31, 2013 included in Buyer’s SEC Documents is, and will be in the case of subsequent consolidated financial statements of Buyer, adequate as of their respective dates under the requirements of GAAP and all applicable Regulatory Authorities. The real estate owned, if any, reflected on Buyer’s consolidated balance sheet as of December 31, 2013 included in Buyer’s SEC Documents is, and will be in the case of subsequent consolidated financial statements of Buyer, carried at the lower of cost or fair value, less estimated costs to sell, as required by GAAP.

(u)           Loan Portfolio.  Each loan reflected as an asset on Buyer’s consolidated balance sheet as of December 31, 2013 included in Buyer’s SEC Documents, and each loan originated or acquired by Buyer Bank thereafter, is (or will be) evidenced by appropriate and sufficient documentation and constitutes (or will constitute) the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, except to the extent that the enforceability thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws or equitable principles or doctrines. All such loans are, and the loans held immediately prior to the Effective Time will be, free and clear of any Lien (other than the Liens of the Federal Home Loan Bank of Des Moines and Federal Reserve Bank of St. Louis to secure borrowings). All loan files are complete in all material respects and contain all notes, leases and other evidences of indebtedness, lease agreements, certificates, security agreements, mortgages, deeds of trust, guarantees, UCC financing statements, and similar documents evidencing collateral or other financial accommodations relating to the loans. None of the obligations represented by the loan documents have been modified, altered, forgiven, discharged or otherwise disposed of, except as indicated in the loan file or as a result of bankruptcy or other debtor relief laws of general application. The collateral securing each loan was in existence at the time funds were advanced or an interest was taken in such collateral as reflected in the loan file. All security interests granted in favor of the lender of each loan as reflected in the loan documents have been properly perfected. None of the loans are, and none of the loans held immediately prior to the Effective Time will be, subject to any offset, claims of offset or claims of other liability on the part of Buyer or any of its Subsidiaries. Neither Buyer nor any of its Subsidiaries has notice or knowledge of, and has not consented to, the sale, loss, destruction or other disposition of any collateral securing a loan, except where the proceeds thereof have been or are to be applied to the loan indebtedness. Except as Previously Disclosed, there is no loan or other asset of Buyer or any of its Subsidiaries that as of December 31, 2013, has been classified as “Other Loans of Concern,” “Special Mention,” “Substandard,”

“Doubtful,” “Loss,” or in any other similar category. Buyer has Previously Disclosed a complete list of all real estate owned currently held by Buyer and its Subsidiaries as of December 31, 2013.

(v)           Securities Portfolio.  All securities held by Buyer or any of its Subsidiaries, as reflected on Buyer’s consolidated balance sheet as of December 31, 2013 included in Buyer’s SEC Documents, are carried in accordance with GAAP, specifically including Statement of Financial Accounting Standards No. 115. Except as Previously Disclosed and except for pledges to secure public and trust deposits, advances from the Federal Home Loan Bank of Des Moines and borrowings from the Federal Reserve Bank of St. Louis, none of the securities reflected on Buyer’s consolidated balance sheet as of December 31, 2013 included in Buyer’s SEC Documents and none of the securities since acquired by Buyer or any of its Subsidiaries is subject to any restriction, whether contractual or statutory, which impairs the ability of Buyer or any of its Subsidiaries to freely dispose of such security at any time, other than those restrictions imposed on securities held to maturity under GAAP, pursuant to a clearing agreement or in accordance with laws.

(w)           Buyer Offering Circular Information.  The information supplied by Buyer for inclusion in the Offering Circular to be sent to the holders of PBC common stock in connection with the Exchange Offer and the Merger shall not, on the date the Offering Circular is first mailed to holders of PBC common stock and at the Effective Time, contain any statement which, at such time, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they are made, not false or misleading.  Notwithstanding the foregoing, Buyer makes no representation, warranty or covenant with respect to any information supplied by PSC or PBC or their respective affiliates that is contained in the Offering Circular.

ARTICLE VI
COVENANTS

6.01           Reasonable Best Efforts. Subject to the terms and conditions of this Agreement, each of PSC and Buyer agrees to use its reasonable best efforts in good faith to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or desirable, or advisable under applicable laws, so as to permit consummation of the Merger as promptly as practicable and otherwise to enable consummation of the transactions contemplated hereby and shall cooperate fully with the other party hereto to that end.

6.02           Acquisition Proposals.  PSC agrees that it shall not, and shall cause PBC and Peoples Bank and their respective representatives not to, (i) initiate, solicit, or encourage any inquiries or proposals with respect to, any Acquisition Proposal or (ii) engage in any negotiations concerning, or provide any nonpublic information to, or have any discussions with, any Person relating to, any Acquisition Proposal; provided that, in the event PSC receives an unsolicited written bona fide Acquisition Proposal and the PSC Board concludes in good faith that such Acquisition Proposal constitutes or is reasonably likely to result in a Superior Proposal, PSC may, and may permit its representatives to, take any action described in clause (ii) above to the extent that the PSC Board of Directors concludes in good faith (after the receipt of advice from its outside counsel) that the failure to take such actions would more likely than not result in a violation of its fiduciary duties under applicable Missouri law.  Prior to providing any nonpublic information permitted to be provided pursuant to this Section, PSC shall have entered into a confidentiality agreement with such third party on terms no less favorable to PSC than the confidentiality agreement previously entered into by Buyer and PBC. As of the date of this Agreement, PSC and PBC will immediately cease and cause to be terminated any activities, discussions or negotiations conducted before the date of this Agreement with any person with respect to any Acquisition Proposal. PSC will promptly (within two business days) advise Buyer following receipt of any Acquisition Proposal of all of the material terms thereof (including the identity of the Person making such Acquisition Proposal and in the case of a written bona fide Acquisition Proposal, provide a copy thereof to Buyer), and will keep Buyer promptly apprised of any related developments, discussions and negotiations (including the terms and conditions, in reasonable detail, of the Acquisition Proposal) on a current basis.

6.03           Registration Statement.

(a)           Buyer agrees to prepare a registration statement on Form S-3 (or if Form S-3 is not available, on Form S-1) (the “Registration Statement”) to be filed by Buyer with the SEC in connection with the registration for resale of the shares of Buyer Common Stock to be issued to the holders of PSC Common Stock as part of the Merger Consideration (such shares, together with any shares issued or issuable upon any stock split, distribution, recapitalization or similar event, the “Registrable Securities”) so that the Registrable Securities may be readily sold by the former holders of the Outstanding PSC Common Stock as soon as practicable following the Effective Date.  Buyer agrees (x) subject to compliance by PSC with Section 6.03(b) below, to have the Registration Statement prepared and ready for filing with the SEC immediately following the Effective Time and the effectiveness of the Buyer-PBC Merger, if applicable and (y) to use its best efforts to cause such Registration Statement to be declared effective as soon as possible following the Effective Date, (such date, the “Effectiveness Date”).  Buyer further agrees (A) to use its best efforts to have the Registration Statement declared effective within two (2) business days following the date on which the SEC informs Buyer that (i) the SEC will not review the Registration Statement or (ii) Buyer may request the acceleration of the effectiveness of the Registration Statement and (B) to maintain the effectiveness of the Registration Statement and cause the Registration Statement and any related prospectus or prospectus supplement to be appropriately updated as described in Section 6.03(e) until the Registrable Securities may be freely traded without a prospectus pursuant to Rule 144 of the Securities Act or otherwise (such period of time, the “Effectiveness Period”).  Buyer shall be bound by the covenants set forth in Section 6.03(e) with respect to the Registration Statement. All fees and expenses incident to the performance of or compliance with this Section 6.03 by Buyer shall be borne by Buyer whether or not any Registrable Securities are sold pursuant to such Registration Statement.

(b)           PSC shall prepare and furnish such information relating to it and its stockholders as may be reasonably required in connection with the preparation of the Registration Statement based on its knowledge of and access to the information required for said document, and PSC and each of its stockholders, and their legal advisors, shall have the right to review in advance such Registration Statement prior to its filing with the SEC.  In this regard, PSC shall use its best efforts to obtain from each of its stockholders such information, representations and consents as may reasonably be requested by Buyer in a form or forms satisfactory to Buyer, including a representation that none of the information supplied or to be supplied by such stockholder for inclusion in the Registration Statement shall, at the time the Registration Statement and each amendment or supplement thereto, if any, becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.  In addition, PSC shall use its best efforts to obtain from each of its stockholders an undertaking in a form satisfactory to Buyer to promptly inform Buyer if such stockholder shall become aware during the Effectiveness Period of any information that would cause any of the statements in the Registration Statement based on information supplied by such stockholder for inclusion in the Registration Statement to be false or misleading with respect to any material fact, or to omit to state any material fact necessary to make the statements therein not false or misleading.

(c)           Each of PSC and Buyer agrees that none of the information supplied or to be supplied by it for inclusion or incorporation by reference in the Registration Statement shall, at the time the Registration Statement and each amendment or supplement thereto, if any, becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading. Buyer further agrees that if it shall become aware during the Effectiveness Period of any information that would cause any of the statements in the Registration Statement to be false or misleading with respect to any material fact, or to omit to state any material fact necessary to make the statements therein not false or misleading, to promptly inform the former holders of Outstanding PSC Common Stock thereof and to take the necessary steps to correct the Registration Statement.

(d)           Buyer agrees to advise each former holder of Outstanding PSC Common Stock, promptly after Buyer receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of Registrable Securities for offering or sale in any jurisdiction, of the initiation or, to the extent Buyer is aware thereof, threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Registration Statement or for additional information.

(e)           In connection with Buyer’s registration obligations hereunder, Buyer shall:

(i)           (A) prepare and file with the SEC such amendments, including post-effective amendments, to such Registration Statement as may be necessary to keep the Registration Statement continuously effective as to the Registrable Securities for the Effectiveness Period and prepare and file with the SEC such additional Registration Statements as necessary in order to register for resale under the Securities Act all of the Registrable Securities and (B) cause the related prospectus to be amended or supplemented by any required prospectus supplement, and as so supplemented or amended to be filed pursuant to Rule 424 (or any similar provisions then in force) promulgated under the Securities Act, in each of the cases of clauses (A) and (B) so that the Registration Statement and prospectus or prospectus supplement may be used continuously by the former holders of Outstanding PSC Common Stock to sell the Registrable Securities throughout the Effectiveness Period.

(ii)           reasonably cooperate with the former holders of Outstanding PSC Common Stock so that the shares of Registrable Securities are DTC-eligible from and after the time that the Registration Statement is declared effective by the SEC.

(iii)           use its best efforts to make all required periodic filings with the SEC such that, following the time at which the Registrable Securities become eligible to be sold pursuant to Rule 144 of the Securities Act, the Registrable Securities do not become ineligible to be sold pursuant to Rule 144 of the Securities Act.

(f)             Except for the rights and obligations set forth in the second-to-last sentence of Section 6.03(a), the rights of each former holder of PSC Common Stock under this Section 6.03, including the right to have Buyer register for resale Registrable Securities in accordance with the terms of this Agreement, shall be automatically assignable by each former holder of Outstanding PSC Common Stock to any Person with respect to all or a portion of the Registrable Securities if: (i) the former holder of Outstanding PSC Common Stock agrees in writing with the transferee or assignee to assign such rights, and a copy of such agreement is furnished to Buyer within a reasonable time after such assignment; (ii) Buyer is, within a reasonable time after such transfer or assignment, furnished with written notice of (a) the name and address of such transferee or assignee, and (b) the Registrable Securities with respect to which such registration rights are being transferred or assigned; (iii) following such transfer or assignment the further disposition of such Registrable Securities by the transferee or assignees is restricted under the Securities Act and applicable state securities laws; and (iv) at or before the time Buyer receives the written notice contemplated by clause (ii) of this Section 6.03(f), the transferee or assignee agrees in writing with Buyer to be bound by all of the provisions of this Section 6.03. The rights to assignment shall apply to the former holders’ of PSC Common Stock (and to subsequent) successors, assigns, heirs and representatives.

(g)           The provisions of this Section 6.03 shall survive the Effective Time and are intended to be for the benefit of, and shall be enforceable by, each former stockholder of Outstanding PSC Common Stock and its, his or her successors, heirs and representatives and permitted assigns.

6.04           Press Releases. Each of PSC and Buyer agrees that it will not, without the prior approval of the other party, file any material pursuant to SEC Rules 165 or 425, or issue any press release or written statement for general circulation relating to the transactions contemplated hereby, except as otherwise required by applicable law or regulation or NASDAQ rules.

6.05           Access; Information.

(a)           Each of PSC and Buyer agrees that upon reasonable notice and subject to applicable laws relating to the exchange of information, it shall afford the other party and the other party’s officers, employees, counsel, accountants and other authorized representatives, such access during normal business hours throughout the period prior to the Effective Time to the books, records (including, without limitation, tax returns and work papers of independent auditors), properties, personnel and to such other information as any party may reasonably request and, during such period, it shall furnish promptly to such other party xxx) a copy of each material report, schedule and other document filed by it pursuant to the requirements of federal or state securities laws, and xxxi) all other information concerning the business, properties and personnel of it as the other may reasonably request.  Neither Buyer or its Subsidiaries nor PSC or its Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would jeopardize the attorney-client privilege of Buyer, PSC or their respective Subsidiaries, as the case may be, or contravene any applicable law or regulation or binding contract, agreement or arrangement entered into prior to the date of this Agreement; and in any such event, the parties will make appropriate substitute disclosure arrangements.

(b)           Each party agrees that it will not, and will cause its representatives not to, use any information obtained pursuant to this Section 6.05 (as well as any other information obtained prior to the date hereof in connection with the entering into of this Agreement) for any purpose unrelated to the consummation of the Merger and the other transactions contemplated by this Agreement.  Subject to the requirements of law, each party will keep confidential, and will cause its representatives to keep confidential, all information and documents obtained pursuant to this Section 6.05 (as well as any other information obtained prior to the date hereof in connection with the entering into of this Agreement) unless such information xxxii) was already known to such party, xxxiii) becomes available to such party from other sources not known by such party to be bound by a confidentiality obligation, xxxiv) is disclosed with the prior written approval of the party to which such information pertains or xxxv) is or becomes readily ascertainable from published information or trade sources.  In the event that this Agreement is terminated or the transactions contemplated by this Agreement shall otherwise fail to be consummated, each party shall promptly cause all copies of documents or extracts thereof containing information and data as to another party hereto to be returned to the party that furnished the same.  No investigation by either party of the business and affairs of the other shall affect or be deemed to modify or waive any representation, warranty, covenant or agreement in this Agreement, or the conditions to either party’s obligation to consummate the transactions contemplated by this Agreement.

(c)           During the period from the date of this Agreement to the Effective Time, each party shall promptly furnish the other with copies of all monthly and other interim financial statements produced in the ordinary course of business as the same shall become available.

(d)           A representative of Buyer designated by Buyer shall be invited and entitled to attend all meetings of the boards of directors of PSC, PBC and Peoples Bank and the loan committee meetings of Peoples Bank; provided however, such individual shall be excluded from any portions of board meetings involving discussions relating to the transactions contemplated by this Agreement, discussions relating to matters which are otherwise deemed to be confidential, subject to attorney-client privilege of PSC or its Subsidiaries, or contravene any applicable law or regulation.  Board and loan committee packages and notices shall be submitted by PSC, PBC and Peoples Bank, as the case may be, to the representative of Buyer simultaneously with their submission to board members and loan committee members, provided that confidential information or other similar information referred to in the preceding sentence may be excluded therefrom.

6.06           Takeover Laws. No party hereto shall take any action that would cause the transactions contemplated by this Agreement to be subject to requirements imposed by any Takeover Law and each of them shall take all necessary steps within its control to exempt (or ensure the continued exemption of) the transactions contemplated by this Agreement from any applicable Takeover Law, as now or hereafter in effect.

6.07           Stockholder Approvals.  Promptly following the date that the Offering Circular is distributed to the holders of PBC common stock, PSC agrees to (i) take, in accordance with applicable law and the PSC Articles and PSC Bylaws, all action necessary to convene an appropriate meeting of its stockholders (including any adjournment or postponement thereof, “PSC Meeting”) to consider and vote upon the approval of this Agreement or (ii) cause a unanimous written consent of the stockholders of PSC approving this Agreement (the “PSC Written Consent”). Prior to any such PSC Meeting or PSC Written Consent, the PSC Board of Directors (i) shall recommend approval of this Agreement by the PSC stockholders, (ii) shall take all reasonable lawful action to solicit approval of this Agreement by the PSC stockholders, and (iii) shall not (x) withdraw, modify or qualify in any manner adverse to Buyer such recommendation or (y) take any other action or make any public statement in connection with the PSC Meeting or PSC Written Consent, as applicable, inconsistent with such recommendation, except in each case as permitted by Section 6.02.

6.08           Regulatory Applications.

(a)           Buyer and PSC and their respective Subsidiaries shall cooperate and use their respective reasonable best efforts to prepare all documentation, to effect all filings and to obtain all permits, consents, approvals and authorizations of all third parties and Governmental Authorities necessary to consummate the transactions contemplated by this Agreement within 45 days after the date of this Agreement.  Each Party shall use its reasonable efforts to resolve objections, if any, which may be asserted with respect to the Merger under any applicable law, regulation or decree, including agreeing to divest any assets, deposits, lines of business or branches; provided, that Buyer shall not be required to agree to any condition or take any action if such agreements or the taking of such action is reasonably likely to result in a condition or restriction having an effect of the type referred to in Section 7.01(b).  Each of Buyer and PSC shall have the right to review in advance, and to the extent practicable each will consult with the other, in each case subject to applicable laws relating to the exchange of information, with respect to, all material written information submitted to any third party or any Governmental Authority in connection with the transactions contemplated by this Agreement.  In exercising the foregoing right, each of the parties hereto agrees to act reasonably and as promptly as practicable.  Each party hereto agrees that it will consult with the other party hereto with respect to the obtaining of all material permits, consents, approvals and authorizations of all third parties and Governmental Authorities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other party apprised of the status of material matters relating to completion of the transactions contemplated hereby, including advising the other party upon receiving any communication from a Governmental Authority the consent or approval of which is required for the consummation of the Merger and the other transactions contemplated by this Agreement that causes such party to believe that there is a reasonable likelihood that any required consent or approval from a Governmental Authority will not be obtained or that the receipt of such consent or approval may be materially delayed (a “Regulatory Communication”).  Upon the receipt of a Regulatory Communication, without limiting the scope of the foregoing paragraphs, Buyer shall, to the extent permitted by applicable law xxxvi) promptly advise PSC of the receipt of any substantive communication from a Governmental Authority with respect to the transactions contemplated hereby, xxxvii) provide PSC with a reasonable opportunity to participate in the preparation of any response thereto and the preparation of any other substantive submission or communication to any Governmental Authority with respect to the transactions contemplated hereby and to review any such response, submission or communication prior to the filing or submission thereof, and xxxviii) provide PSC with the opportunity to participate in any meetings or substantive telephone conversations that Buyer or its Subsidiaries or their respective representatives may have from time to time with any Governmental Authority with respect to the transactions contemplated by this Agreement.

(b)           Each party agrees, upon request, to furnish the other party with all information concerning itself, its Subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with any filing, notice or application made by or on behalf of such other party or any of its Subsidiaries to any third party or Governmental Authority.

6.09           Indemnification.

(a)           Following the Effective Date and for a period of five years thereafter, Buyer shall indemnify, defend and hold harmless the present directors and officers of PSC and its Subsidiaries (each, an “Indemnified Party”) against all costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities (collectively, “Costs”) incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of actions or omissions occurring at or prior to the Effective Time (including the transactions contemplated by this Agreement), whether asserted or claimed prior to, at or after the Effective Time to the fullest extent that PSC and its Subsidiaries are  permitted or required to indemnify (and advance expenses to) their respective directors and officers under the laws of the State of Missouri, their articles of incorporation, their bylaws (or comparable organizational documents) and any agreement as in effect on the date hereof; provided that any determination required to be made with respect to whether an officer’s or director’s or conduct complies with the standards set forth under Missouri law, articles of incorporation, bylaws (or comparable organizational documents) of PSC and its Subsidiaries and any agreement shall be made by independent counsel (which shall not be counsel that provides material services to Buyer) selected by Buyer and reasonably acceptable to such officer or director.

(b)           For a period of five years from the Effective Time, Buyer shall use its reasonable best efforts to provide that portion of director’s and officer’s liability insurance that serves to reimburse the present and former officers and directors of PSC or any of its Subsidiaries (determined as of the Effective Time) with respect to claims against such directors and officers arising from facts or events which occurred before the Effective Time, which insurance shall contain at least the same coverage and amounts, and contain terms and conditions no less advantageous, as that coverage currently provided by PBC; provided, that in no event shall Buyer be required to expend in the aggregate during the coverage period more than an amount equal to 150% of the annual premium most recently paid by Peoples Bank (the “Insurance Amount”) to maintain or procure such directors and officers insurance coverage; provided, further, that if Buyer is unable to maintain or obtain the insurance called for by this Section 6.09(c), Buyer shall use its reasonable best efforts to obtain as much comparable insurance as is available for the Insurance Amount; provided, further, that officers and directors of PSC or any Subsidiary may be required to make application and provide customary representations and warranties to Buyer’s insurance carrier for the purpose of obtaining such insurance.

(c)           Any Indemnified Party wishing to claim indemnification under Section 6.09(a), upon learning of any claim, action, suit, proceeding or investigation described above, shall promptly notify Buyer thereof; provided that the failure so to notify shall not affect the obligations of Buyer under Section 6.09(a) unless and to the extent that Buyer is actually prejudiced as a result of such failure.

(d)           If Buyer or any of its successors or assigns shall consolidate with or merge into any other entity and shall not be the continuing or surviving entity of such consolidation or merger or shall transfer all or substantially all of its assets to any entity, then and in each case, proper provision shall be made so that the successors and assigns of Buyer shall assume the obligations set forth in this Section 6.09.

(e)           The provisions of this Section 6.09, xxxix) shall survive the Effective Time and are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives, and xl) are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have by agreement or otherwise.

6.10           Benefit Plans.

(a)           Buyer shall cause Buyer Bank to provide to each continuing full time employee of Peoples Bank (the “Continuing Employees”) the opportunity without any new waiting period (except in the case of qualified plans, participation shall commence on the next eligible entry date) to participate in each employee benefit and welfare plan maintained by Buyer Bank that is generally available to its full time employees on a uniform and non-discriminatory basis, with Continuing Employees being given credit for their past service with Peoples Bank in determining eligibility for participation and vesting in benefits thereunder, and only with respect to vacation plans, accrual of benefits. Continuing Employees shall not be subject to any waiting periods under the group health plan of Buyer Bank to the extent that such periods are longer than the periods imposed under the applicable Peoples Bank group health plan. To the extent that the initial period of coverage for Continuing Employees under any plan of Buyer Bank that is an “employee welfare benefit plan” as defined in Section 3(1) of ERISA is not a full 12-month period of coverage, Continuing Employees shall be given credit under the applicable welfare plan for any deductibles and co-insurance payments made by such Continuing Employees under the corresponding Peoples Bank welfare plan during the balance of such 12-month period of coverage. Nothing contained herein shall obligate Buyer or Buyer

Bank to provide or cause to be provided any benefits duplicative to those provided under any benefit plan continued pursuant to Section 6.10(c), including extending participation in any plan which is a qualified plan relative to any period of time with respect to which allocations are made to Continuing Employees under Peoples Bank’s 401(k) plan. Nothing herein shall alter the power of Buyer or any Buyer Subsidiary to amend or terminate any benefit or welfare plans of Buyer, PSC or their respective Subsidiaries. Moreover, this subsection 6.10(a) shall not confer upon any Continuing Employee any rights or remedies hereunder and shall not constitute a contract of employment or create any rights, to be retained or otherwise, in employment at Buyer or any Buyer Subsidiary.

(b)           Buyer agrees that each employee of PSC and its Subsidiaries who is involuntarily terminated by Buyer or any of its Subsidiaries (other than for cause) on or within one year of the Effective Date, shall receive a severance payment equal to one week of base pay (at the rate in effect on the termination date) for each year of service at PSC or its Subsidiaries (with credit for partial years of service) with a maximum payment equal to 26 weeks of base pay.

(c)           Buyer and PSC shall use reasonable efforts to take such action as may be necessary to merge Peoples Bank’s 401(k) plan with and into Buyer’s 401(k) plan, including, in Buyer’s sole discretion, the receipt of a favorable determination letter from the IRS relating to such merger.

(d)           At the Effective Time, Buyer or PSC shall make the payments in the amounts and to the individuals set forth in Section 6.10(d) of the PSC Disclosure Schedule.

6.11           Notification of Certain Matters. Each of PSC and Buyer shall give prompt notice to the other of any fact, event or circumstance known to it that (i) is reasonably likely, individually or taken together with all other facts, events and circumstances known to it, to result in any Material Adverse Effect with respect to it or (ii) would cause or constitute a material breach of any of its representations, warranties, covenants or agreements contained herein.

6.12           Directors and Officers.  Buyer agrees to cause Todd E. Hensley to be appointed as a director of Buyer at the Effective Time.

6.13           Compliance with Laws.  Each of PSC and its Subsidiaries shall comply in all material respects with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable thereto or to employees conducting such businesses.

6.14           Assumption of TRUPs. Buyer acknowledges that Peoples Banking Capital Trust I holds subordinated debentures issued by PBC and has issued preferred securities which are intended to be “qualified trust preferred securities” as defined in applicable regulatory capital guidelines, or which are eligible for such treatment as grandfathered trust preferred securities.  Buyer agrees that at the Effective Time, it shall expressly assume all of PBC’s obligations under the indentures relating to such subordinated debentures (including, without limitation, being substituted for PBC) and execute any and all documents, instruments and agreements, including any supplemental indentures, guarantees, or declarations of trust required by said indentures, the subordinated debentures or the trust preferred securities issued by Peoples Banking Capital Trust I, or as may reasonably be requested by the trustees thereunder, and thereafter shall perform all of PBC’s obligations with respect to the subordinated debentures and the trust preferred securities issued by Peoples Banking Capital Trust I (the “TRUPs Assumption”).  In addition, as part of the TRUPs Assumption, Buyer shall take all necessary actions to replace the persons currently serving as administrative trustees pursuant to the indenture for Peoples Banking Capital Trust I, with persons designated by Buyer, which shall be effective as of the Effective Date.

6.15           Exchange Offer.  PSC shall consummate the Exchange Offer in accordance with the terms and conditions as set forth in Exhibit A hereto.

6.16           Debt Repayment.  On the Effective Time, Buyer shall pay in full (i) that certain Promissory Note dated July 31, 1998 made by PSC as borrower and Robert E. Hensley, Trustee of the Robert E. Hensley Revocable Living Trust dated November 15, 1982 as lender in an original principal amount of $5,746,148.18, (ii) that certain Promissory Note dated December 31, 2009 made by PBC as Borrower and Todd E. Hensley, Trustee of the Todd E. Hensley Revocable Living Trust dated November 18, 1993 as lender in an original principal amount of $335,504.96, and (iii) that certain Promissory Note dated December 31, 2010 made by PBC as borrower and Todd E. Hensley, Trustee of the Todd E. Hensley Revocable Living Trust dated November 18, 1993 as lender in an original principal amount of $332,000.00, each as set forth in Section 6.16 of the PSC Disclosure Schedule.  Section 6.16 of the PSC Disclosure Schedule shall also set forth the current outstanding amount as of the date of this Agreement.

6.17           Preparation of Offering Circular.  Within 60 days after the execution of this Agreement, PSC and Buyer shall jointly prepare an Offering Circular for the shareholders of PBC that describes the Exchange Offer, the Merger and matters relating to consummating such transactions, and contains business and financial information about Buyer and PSC and their respective Subsidiaries. PSC and Buyer shall each use commercially reasonable efforts to cause the Offering Circular to comply with applicable federal and state securities laws requirements.  Each of PSC and Buyer agrees to provide promptly to the other such information concerning its business and that of its Subsidiaries and its financial statements and affairs as, in the reasonable judgment of the providing party or its counsel, may be required or appropriate for inclusion in the Offering Circular, or in any amendments or supplements thereto, and to cause its counsel and auditors to cooperate with the other’s counsel and auditors in the preparation of the Offering Circular. PSC will promptly advise Buyer, and Buyer will promptly advise PSC, in writing, if at any time prior to the Effective Time either PSC or Buyer shall obtain knowledge of any facts that might make it necessary or appropriate to amend or supplement the Offering Circular in order to make the statements contained or incorporated by reference therein not misleading or to comply with applicable law.  PSC agrees to deliver the Offering Circular to the holders of PBC common stock as soon as reasonably practicable after the date hereof.

6.18           PBC-Buyer Merger. After consummation of the Exchange Offer, if there are any holders, other than PSC, of the common stock of PBC who did not execute the Exchange Agreement and participate in the Exchange Offer (“Non-Participating PBC Minority

Stockholders”), then Buyer agrees that it will, immediately after the Effective Time, take the necessary steps to adopt a plan of merger pursuant to Section 351.447 of the GBCLM providing for the merger of PBC with and into Buyer (the “PBC-Buyer Merger”) and provide in such plan of merger for the shares of PBC common stock owned by the Non-Participating PBC Minority Stockholders to be converted into the right to receive consideration payable by Buyer that is identical in form and amount to the Merger Consideration that the Non-Participating Minority Stockholders would have been entitled to receive under this Agreement had they executed the Exchange Agreement and participated in the Exchange Offer, subject to their rights under subsection 3 of Section 351.447 of the GBCLM to demand payment of the value of their shares of PBC common stock.

ARTICLE VII
CONDITIONS TO CONSUMMATION OF THE MERGER

7.01           Conditions to Each Party’s Obligation to Effect the Merger. The respective obligation of each of Buyer and PSC to consummate the Merger is subject to the fulfillment or written waiver by Buyer and PSC prior to the Effective Time of each of the following conditions:

(a)           Stockholder Approval.  This Agreement shall have been duly approved by the stockholders of PSC.

(b)           Regulatory Approvals.  All regulatory approvals required to consummate the transactions contemplated hereby shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired and no such approvals shall contain any conditions, restrictions or requirements applicable either before or after the Effective Time which the Buyer Board reasonably determine in good faith would (i) be unduly burdensome (but only in the case of non-standard conditions or requirements) or materially reduce the economic or business benefits of the transactions contemplated hereby to Buyer, or (ii) have a Material Adverse Effect on Buyer and its Subsidiaries taken as a whole taking into account the consummation of the Merger in making such determination.

(c)           No Injunction.  No Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) that is in effect and prohibits consummation of the transactions contemplated by this Agreement.

(d)           Registration Statement.  The Registration Statement shall have been finalized and Buyer shall file the Registration Statement with the SEC immediately following the Effective Time and the effectiveness of the PBC-Buyer Merger, if applicable.

(e)           Listing.  The shares of Buyer Common Stock to be issued in the Merger shall have been approved for listing on the NASDAQ, subject to official notice of issuance.

(f)           TRUPs Assumption.  Buyer shall have executed and delivered, subject to the effectiveness of the Merger, all supplemental and amended documents required to be executed by Buyer to effect the TRUPs Assumption.

7.02           Conditions to Obligation of PSC. The obligation of PSC to consummate the Merger is also subject to the fulfillment or written waiver by PSC prior to the Effective Time of each of the following conditions:

(a)           Representations and Warranties.  The representations and warranties of Buyer set forth in this Agreement shall be true and correct, as of the date of this Agreement and in all material respects as of the Effective Date as though made on and as of the Effective Date (except that representations and warranties that by their terms speak as of the date of this Agreement or some other date shall be true and correct as of such date), and PSC shall have received a certificate, dated the Effective Date, signed on behalf of Buyer by the Chief Executive Officer and the Chief Financial Officer of Buyer to such effect.

(b)           Performance of Obligations of Buyer.  Buyer shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time, and PSC shall have received a certificate, dated the Effective Date, signed on behalf of Buyer by the Chief Executive Officer and the Chief Financial Officer of Buyer to such effect.

(c)           Opinion of PSC’s Counsel.  PSC shall have received an opinion of Patton Boggs LLP, counsel to PSC, dated the Effective Date, to the effect that, on the basis of facts, representations and assumptions set forth in such opinion, xli) the Merger constitutes a “reorganization” within the meaning of Section 368 of the Code and xlii) no gain or loss will be recognized by stockholders of PSC who receive shares of Buyer Common Stock in exchange for shares of PSC Common Stock, except that gain or loss may be recognized as to cash received as Merger Consideration and cash received in lieu of fractional share interests.  In rendering its opinion, Patton Boggs LLP may require and rely upon representations contained in letters from PSC, Buyer, officers and employees of PSC or Buyer, and others.

7.03           Conditions to Obligation of Buyer. The obligation of Buyer to consummate the Merger is also subject to the fulfillment or written waiver by Buyer prior to the Effective Time of each of the following conditions:

(a)           Representations and Warranties.  The representations and warranties of PSC and PBC set forth in this Agreement shall be true and correct, as of the date of this Agreement and in all material respects as of the Effective Date as though made on and as of the Effective Date (except that representations and warranties that by their terms speak as of the date of this Agreement or some other date shall be true and correct as of such date) and Buyer shall have received a certificate, dated the Effective Date, signed on behalf of PSC and PBC by the Chief Executive Officer of PSC and PBC to such effect.

(b)           Performance of Obligations of PSC.  PSC shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time, and Buyer shall have received a certificate, dated the Effective Date, signed on behalf of PSC by the Chief Executive Officer of PSC to such effect.

(c)           Opinion of Buyer’s Counsel.  Buyer shall have received an opinion of Silver, Freedman, Taff & Tiernan LLP, counsel to Buyer, dated the Effective Date, to the effect that, on the basis of facts, representations and assumptions set forth in such opinion, the Merger constitutes a reorganization under Section 368 of the Code.  In rendering its opinion, Silver, Freedman, Taff & Tiernan LLP may require and rely upon representations contained in letters from Buyer, PSC, officers and employees of Buyer or PSC, and others.

(d)           PSC shall have entered into the Exchange Agreement with the holders of at least 80% of the outstanding shares of the common stock of PBC not owned by PSC and completed the Exchange Offer and issuance of shares of PSC Common Stock to such holders in accordance with the Exchange Agreement.

ARTICLE VIII
TERMINATION

8.01           Termination. This Agreement may be terminated, and the Merger may be abandoned:

(a)           Mutual Consent.  At any time prior to the Effective Time, by the mutual consent of Buyer and PSC, if the Board of Directors of each so determines by vote of a majority of the members of its entire Board.

(b)           Breach.  At any time prior to the Effective Time, by Buyer or PSC (provided that the party seeking termination is not then in material breach of any representation, warranty, covenant or other agreement contained herein), if its Board of Directors so determines by vote of a majority of the members of its entire Board, in the event of either: xliii) a material breach by the other party of any representation or warranty contained herein, as the case may be, which breach cannot be or has not been cured within 30 days after the giving of written notice to the breaching party of such breach; or xliv) a material breach by the other party of any of the covenants or agreements contained herein, which material breach cannot be or has not been cured within 30 days after the giving of written notice to the breaching party of such breach.

(c)           Delay.  At any time prior to the Effective Time, by Buyer or PSC, if its Board of Directors so determines by vote of a majority of the members of such party’s entire Board of Directors, in the event that the Merger is not consummated by December 31, 2014, except to the extent that the failure of the Merger then to be consummated arises out of or results from the knowing action or inaction of the party seeking to terminate pursuant to this Section 8.01(c).

(d)           Failure of Buyer Conditions.  By Buyer (provided that Buyer is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if the conditions in Sections 7.03(a) or 7.03(b) of this Agreement have not been satisfied by PSC within five business days of satisfaction of the last condition in Section 7.01 to be satisfied (and cannot be, or have not been, cured by PSC within 30 days after the giving of written notice of such failure) and have not been waived by Buyer.

(e)           Failure of PSC Conditions.  By PSC (provided that PSC is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if the conditions in Sections 7.02(a) or 7.02(b) of this Agreement have not been satisfied by Buyer within five business days of satisfaction of the last condition in Section 7.01 to be satisfied (and cannot be, or have not been, cured by Buyer within 30 days after the giving of written notice of such failure) and have not been waived by PSC.

(f)           No Approval.  By PSC or Buyer, if its Board of Directors so determines by a vote of a majority of the members of its entire Board of Directors, in the event xlv) the approval of any Governmental Authority required for consummation of the Merger and the other transactions contemplated by this Agreement shall have been denied by final nonappealable action of such Governmental Authority or xlvi) any stockholder approval required by Section 7.01(a) herein is not obtained at the PSC Meeting or by PSC Written Consent, as applicable.

(g)           Superior Proposal.  By PSC, if the PSC Board so determines by a vote of the majority of the members of its entire board, at any time prior to the PSC Meeting or receipt of the PSC Written Consent, in order to concurrently enter into an agreement with respect to an unsolicited Acquisition Proposal that was received and considered by PSC in compliance with Section 6.02 and that would, if consummated, result in a transaction that is more favorable to PSC’s stockholders from a financial point of view than the Merger (a “Superior Proposal”); provided, that xlvii) this Agreement may be terminated by PSC pursuant to this Section 8.01(g) only after the fifth business day following Buyer’s receipt of written notice from PSC advising Buyer that PSC is prepared to enter into an agreement with respect to a Superior Proposal and only if, during such five business day period, Buyer does not make an offer to PSC that the PSC Board determines in good faith, after consultation with its financial and legal advisors, is at least as favorable as the Superior Proposal and xlviii) PSC pays the Fee specified in Section 8.03.

8.02           Effect of Termination and Abandonment. In the event of termination of this Agreement and the abandonment of the Merger pursuant to this Article VIII, no party to this Agreement shall have any liability or further obligation to any other party hereunder except (i) as set forth in Section 8.03, (ii) that termination will not relieve a breaching party from liability for any willful breach of this Agreement giving rise to such termination, and (iii) Sections 6.05(b), 8.02, 8.03, 9.05, 9.06, 9.07, 9.08, 9.09, 9.10 and 9.13 shall survive any termination of this Agreement.

8.03           Fees and Expenses.

(a)           In the event that this Agreement shall be terminated by Buyer pursuant to 8.01(f) (ii) or PSC pursuant to Section 8.01(g), then PSC shall pay Buyer promptly (but in no event later than two business days after the date of such termination of this Agreement) a fee of $917,000 (the “Fee”), which amount shall be payable in immediately available funds.

(b)           In the event that PSC shall fail to pay the Fee when due, then PSC shall pay the Fee plus the costs and expenses actually incurred by Buyer (including, without limitation, fees and expenses of counsel) in connection with the collection of the Fee under the enforcement of this Section 8.03, together with interest on such unpaid Fee and costs and expenses, commencing on the date that the Fee became due, at a rate equal to the rate of interest publicly announced by Citibank, N.A., from time to time, in the City of New York, as such bank’s base rate.

ARTICLE IX
MISCELLANEOUS

9.01           Survival. No representations, warranties, agreements and covenants contained in this Agreement shall survive the Effective Time (other than Sections 6.03, 6.09, 6.10, 6.12, 6.18 and this Article IX and those other covenants and agreements contained in this Agreement that by their terms apply or are to be performed in whole or in part after the Effective Time, all of which shall survive the Effective Time).

9.02           Waiver; Amendment. Prior to the Effective Time, any provision of this Agreement may be (i) waived by the party benefited by the provision, or (ii) amended or modified at any time, by an agreement in writing between the parties hereto executed in the same manner as this Agreement, except that after the PSC Meeting or the PSC Written Consent, as applicable, this Agreement may not be amended if it would violate the GBCLM.

9.03           Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, but shall not be assigned by any party without the prior written consent of the other parties.

9.04           Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to constitute an original.

9.05           Governing Law. This Agreement shall be governed by, and interpreted in accordance with, the laws of the State of Missouri applicable to contracts made and to be performed entirely within such State (except to the extent that mandatory provisions of federal law are applicable).  The parties hereby consent and submit to the exclusive jurisdiction and venue of any state or federal court located in the State of Missouri.

9.06           Expenses.  Subject to the obligations of PSC set forth in Section 8.03, if any, each party hereto will bear all expenses incurred by it in connection with this Agreement and the transactions contemplated hereby.

9.07           Notices. All notices, requests and other communications hereunder to a party shall be in writing and shall be deemed given if personally delivered, telecopied (with confirmation) or mailed by registered or certified mail (return receipt requested) to such party at its address set forth below or such other address as such party may specify by notice to the parties hereto.

If to PSC, to:

Peoples Service Company
P.O. Box 728
Nixa, Missouri  65714
Attn:           Todd E. Hensley
      President and Chief Executive Officer
Email:         thensley@peoplesbanking.com

With a copy to:

Patton Boggs LLP
2550 M Street, NW
Washington, D.C.  20037
Attn:           Kevin M. Houlihan
Email:         khoulihan@pattonboggs.com

If to Buyer, to:

Southern Missouri Bancorp, Inc.
531 Vine Street
Poplar Bluff, Missouri  63901
Attn:           Greg Steffens,
      President and Chief Executive Officer
Email:         gsteffens@bankwithsouthern.com

With a copy to:

Silver, Freedman, Taff & Tiernan LLP
3299 K Street, N.W., Suite 100
Washington, DC 20007
Attn:           Martin L. Meyrowitz
Email:         mey@sfttlaw.com

9.08           Entire Understanding; No Third Party Beneficiaries.  This Agreement represents the entire understanding of the parties hereto with reference to the transactions contemplated hereby and this Agreement supersedes any and all other oral or written agreements heretofore made.  Except for Sections 6.03, 6.09, 6.10, 6.12 and 6.18, which shall inure to the benefit of the Persons referred to in such Sections, nothing in this Agreement expressed or implied, is intended to confer upon any person, other than the parties hereto or their respective successors, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

9.09           Severability. The provisions of this Agreement will be deemed severable, and the invalidity or unenforceability of any provision will not affect the validity or enforceability of the other provisions hereof.  If any provision of this Agreement, or the application thereof to any party or Person or any circumstance, is found by a court or other Governmental Authority of competent jurisdiction to be invalid or unenforceable, (a) a suitable and equitable provision will be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision, and (b) the remainder of this Agreement and the application of such provision to other parties, Persons or circumstances will not be affected by such invalidity or unenforceability, nor will such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

9.10           Disclosures. Any disclosure made in any document delivered pursuant to this Agreement or referred to or described in writing in any Section of this Agreement or any schedule attached hereto shall be deemed to be disclosure for purposes of any other Section to which the relevance of such item is reasonably apparent.

9.11           Interpretation; Effect. When a reference is made in this Agreement to Sections, Exhibits or Disclosure Schedules, such reference shall be to a Section of, or Exhibit or Disclosure Schedule to, this Agreement unless otherwise indicated.  The Disclosure Schedules as well as all other schedules and exhibits to this Agreement shall be deemed to be part of this Agreement and included in any reference to this Agreement.  The table of contents and headings contained in this Agreement are for reference purposes only and are not part of this Agreement.  Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” Any pronoun used herein shall refer to any gender, either masculine, feminine or neuter, as the context requires.  No provision of this Agreement shall be construed to require PSC, Buyer or any of their respective Subsidiaries, affiliates or directors to take any action which would violate applicable law (whether statutory or common law), rule or regulation.  The parties hereto acknowledge that each party hereto has reviewed, and has had an opportunity to have its counsel review, this Agreement and that any rule of construction to the effect that any ambiguities are to be resolved against the drafting party, or any similar rule operating against the drafter of an agreement, shall not be applicable to the construction or interpretation of this Agreement.

9.12           Publicity. Buyer and PSC each shall consult with the other prior to issuing any press releases or otherwise making public announcements with respect to the Merger and the other transactions contemplated hereby and prior to making any filings with respect to any third party and/or any Governmental Authority with respect thereto, except as may be required by law or by obligations pursuant to any listing agreement with, or rules of, the NASDAQ or in connection with the regulatory application process, in which case the party required to make the release or announcement shall consult with the other to the extent practicable.  The parties agree that the initial press release to be issued with respect to the transactions contemplated by this Agreement shall be in the form heretofore agreed to by the parties.

9.13           Relief for Breach; Specific Performance.

(a)           In the event that this Agreement is terminated pursuant to Section 8.01(b) on account of the willful or material breach by a party, then the non-breaching party shall be entitled to such remedies and relief against the breaching party as are available at law or in equity (with all remedies being cumulative).

(b)           The parties agree that, in the event of any breach or threatened breach by any party of any covenant, obligation or other term or provision set forth in this Agreement for the benefit of any other party, such other party shall be entitled to (i) a decree or order of specific performance or mandamus to enforce the observance and performance of such covenant, obligation or other term or provision and (ii) injunction restraining such breach.

[Signature page follows this page.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in counterparts by their duly authorized officers, all as of the day and year first above written.

PEOPLES SERVICE COMPANY

By:	/s/ Todd E. Hensley
Name: Todd E. Hensley
Title: Chairman, President and
Chief Executive Officer

PEOPLES BANKING COMPANY

By:	/s/ Todd E. Hensley
Name: Todd E. Hensley
Title: Chairman, President and
Chief Executive Officer

SOUTHERN MISSOURI BANCORP, INC.

By:	/s/ Greg A. Steffens
Name: Greg A. Steffens
Title: President and Chief Executive Officer

Signature Page to the Agreement and Plan of Reorganization